SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 8-A/A
                                (Amendment No. 6)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             LaserSight Incorporated
             (Exact Name of Registrant as Specified in its Charter)

       Delaware                                         65-0273162
 (State of Incorporation)                   (I.R.S. Employer Identification No.)


 3300 University Boulevard, Suite 140
         Winter Park, Florida                                     32792
         --------------------                                     -----
 (Address of principal executive offices)                      (Zip Code)


If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ X ]


Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Class                            Name of exchange on which
     to be so registered                       Each class is to be registered
     --------------------                      ------------------------------
           None                                          Not applicable


Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.001 par value
                          -----------------------------
                                 Title of class

         LaserSight Incorporated, a Delaware corporation hereby amends and restates the Registration Statement on Form 8-A/A (Amendment No. 5) relating to its common stock, par value $.001 per share, as follows:

Item 1.           Description of Registrant's Securities to be Registered.

         Our certificate of incorporation, as amended, provides that our authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of preferred stock, $.001 par value, issuable in series.

         As of August 9, 2001, we had outstanding (1) 26,437,895 shares of common stock (not including any shares of common stock issuable upon the conversion of preferred stock or the exercise of outstanding options and warrants to acquire common stock), and (2) 1,276,596 shares of Series F Convertible Participating Preferred Stock, $.001 par value per share. No shares of the Series A Convertible Preferred Stock issued in January 1996, the Series B Convertible Participating Preferred Stock issued in August 1997, the Series C Convertible Participating Preferred Stock issued in June 1998, or the Series D Convertible Participating Preferred Stock issued in June 1998 were outstanding as of August 9, 2001.

         The following description of our capital stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our certificate of incorporation and by-laws, in each case as amended to date.

 Common Stock

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, subject to the rights of holders of any outstanding preferred stock, and do not have cumulative voting rights. Holders of a majority of the shares of capital stock entitled to vote in any election of directors may elect all of the directors standing for election, subject to the rights of holders of any outstanding preferred stock. Holders of our common stock are entitled to share pro rata in such dividends and other distributions as may be declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of LaserSight, the holders of common stock are entitled to share proportionally in all assets available for distribution to such holders, subject to the rights and preferences of any holders of outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. The issued and outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

         Our certificate of incorporation authorizes our board of directors, without further stockholder approval, to issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series. The board of directors may fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series of preferred stock, including:

         o        dividend rights;
         o        dividend rates;
         o        conversion rights;
         o        voting rights;
         o        terms of redemption;
         o        redemption price or prices; and
         o        liquidation preferences.

         The rights, preferences and privileges of holders of our common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. The issuance of preferred stock could also, under some circumstances, have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of our outstanding common stock or otherwise adversely affect the market price of our common stock.

         Our certificate of incorporation, as amended, is filed as Exhibit 1 hereto, and is incorporated herein by reference.

Series A, Series B, Series C and Series D Preferred Stock

         All previously issued and outstanding shares of our series A preferred stock, par value $.001 per share, series B preferred stock, par value $.001 per share, series C preferred stock, $.001 per share, and series D preferred stock, par value $.001 per share, have been converted, redeemed or repurchased.

Rights of Former Series C Preferred Stockholders

         All previously issued and outstanding shares of our series C preferred stock, par value $.001 per share, have been converted into shares of our common stock.

         The former series C preferred stockholders have the right to nominate one candidate to stand for election to our board of directors. This nomination right will continue for as long as the former series C preferred stockholders own at least 7.5% of our outstanding common stock on the record date for a meeting of stockholders at which directors will be elected.

         For as long as the former series C preferred stockholders own at least 5% of our outstanding common stock, such holders have the right, subject to the exceptions noted below, to participate in any below-market equity financing transaction so as to maintain their percentage ownership level of common stock at the same level as immediately prior to the closing of any such financing. This right to participate in certain below-market third party financings does not include:

         o the grant of options or warrants, or the issuance of securities, under any employee or director stock option, stock purchase or restricted stock plan,
         o the issuance of common stock pursuant to any contingent obligation existing as of June 5, 1998,
         o the issuance of securities upon the exercise or conversion of options, warrants or other convertible securities outstanding as of June 5, 1998,
         o the declaration of a rights dividend to holders of common stock in connection with the adoption of a stockholder rights plan,
         o the issuance of securities in connection with a merger, acquisition, joint venture or similar arrangement, or
         o        a public offering of our securities.

Series E Preferred Stock

         Our board of directors designated 500,000 shares of our preferred stock as series E junior participating preferred stock in connection with the adoption of the stockholders rights agreement described below. Because of the nature of the dividend, liquidation and voting rights of the series E preferred stock, the value of each one one-thousandth interest in a share of series E preferred stock purchasable upon exercise of a preferred share purchase right should approximate the value of one share of common stock. The series E preferred stock purchasable upon exercise of the preferred share purchase rights will not be redeemable. Each share of series E preferred stock will be entitled to the greater of (1) a preferential quarterly dividend payment of $1.00 per share, or (2) an aggregate dividend of 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of the series E preferred stock will be entitled to a preferential liquidation payment of $1,000 per share, plus an amount equal to 1,000 times the aggregate amount to be distributed per share of common stock. Each share of series E preferred stock will have 1,000 votes, and will vote on all matters submitted to a vote of the holders of our common stock except as otherwise required by law. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of series E preferred stock will be entitled to receive 1,000 times the amount of consideration received per share of common stock.

Stockholder Rights Agreement

         Our board of directors adopted a rights agreement in July 1998 and declared a dividend of one right on each outstanding share of common stock. Subject to certain exceptions, each right, when exercisable, entitles the holder thereof to purchase from LaserSight one-thousandth of a share of series E preferred stock of LaserSight at an exercise price of $20.00 per one-thousandth of a preferred share, subject to adjustment. The terms of the rights are set forth in the rights agreement between LaserSight and American Stock Transfer & Trust Company, as the rights agent.

         Until the first to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons has become an "acquiring person"(as defined below), or (2) 10 business days (or such later date as may be determined by action of our board of directors prior to such time as any person or group becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group becoming an acquiring person (the earlier of such dates being called the "distribution date"), the rights will be evidenced by common stock certificates.

         Subject to certain exceptions, an "acquiring person" is a person or group of affiliated or associated persons who have acquired beneficial ownership of 15% or more of our outstanding common stock. In no event however, will LaserSight, any subsidiary of LaserSight, or any employee benefit plan of LaserSight or its subsidiaries be deemed to be an acquiring person. In addition, no person shall become an acquiring person as the result of an acquisition of common stock by LaserSight which by reducing the number of our common shares outstanding increases the proportionate number of shares beneficially owned by such person and its affiliates and associates to 15% or more of the common stock then outstanding. If a person becomes the beneficial owner of 15% or more of the common stock then outstanding by reason of share acquisitions by LaserSight and, after such share acquisitions, (1) acquires beneficial ownership of an additional number of shares of common stock which exceeds the lesser of 10,000 shares of common stock or 0.25% of the then-outstanding common stock, and (2) beneficially owns after such acquisition 15% or more of the aggregate number of common stock then outstanding, then such person shall be deemed to be an acquiring person. Moreover, if our board of directors determines in good faith that a person who would otherwise be an acquiring person has become such inadvertently, and such person divests as promptly as practicable a sufficient number of shares of common stock so that such person would no longer be an acquiring person, then such person shall not be deemed to be an acquiring person for any purposes of the rights agreement.

         The rights are not exercisable until the distribution date. The rights will expire on July 2, 2008, unless the Rights are earlier redeemed or exchanged by LaserSight, as described below.

         To prevent dilution the exercise price payable and the number of shares of series E preferred stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time:

         o in the event of a stock dividend on, or a subdivision, combination or reclassification of, the series E preferred stock;

         o upon the grant to holders of the series E preferred stock of certain rights or warrants to subscribe for or purchase series

                  E preferred stock at a price, or securities convertible into series E preferred stock with a conversion price, less than the then-current market price of the series E preferred stock or

         o upon the distribution to holders of the series E preferred stock of evidences of indebtedness, assets or capital stock (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of series E preferred stock) or of subscription rights or warrants other than those referred to above.

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% of such exercise price. LaserSight will not be required to issue fractional shares of common stock or series E preferred stock other than fractions which are integral multiples of one-thousandth of a share of series E preferred Stock, which may, at the election of LaserSight, be evidenced by depositary receipts. In lieu of such issuance of fractional shares, an adjustment in cash may be made based on the market price of common stock or series E preferred Stock on the last trading day prior to the date of exercise.

         Subject to certain exceptions described in the rights agreement, if any person or group becomes an acquiring person, then each holder of a right will have the right to receive upon exercise of such right that number of shares of common stock or, in certain circumstances, cash, property or other securities of LaserSight, having a market value of two times the exercise price of the right.

         If at any time after the time that any person or group becomes an acquiring person, LaserSight is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person, any associate or affiliate thereof, and certain transferees thereof, which will be void, will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

         At any time after the time that a person or group becomes an acquiring person and prior to the acquisition by such person or group of 50% or more of the outstanding common stock, our board of directors may exchange the rights, subject to certain exceptions, in whole or in part, at an exchange ratio of one share of common stock or one-thousandth of a share of series E preferred stock per right.

         At any time prior to the time that a person or group becomes an acquiring person, our board of directors may redeem the rights in whole, but not in part, at a price of $.01 per right, subject to adjustment which may at LaserSight's option be paid in cash, common stock or other consideration deemed appropriate by the board of directors. The redemption of the rights may be made effective at such time, on such basis and with such conditions as the board of directors in its sole discretion may establish; provided, however, that no redemption will be permitted or required after the time that any person becomes an acquiring person. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

         The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after such time as any person becomes an acquiring person no such amendment may make the rights redeemable if the rights are not then redeemable in accordance with the terms of the rights agreement or may adversely affect the interests of the holders of the rights.

         Until a right is exercised, the holder thereof, as such, will have no rights as a LaserSight stockholder, including the right to vote or to receive dividends. The rights will have anti-takeover effects. The rights, if exercised, would cause substantial dilution to a person or group that attempts to acquire LaserSight on terms not approved by our board of directors.

         The stockholder rights agreement and amendments thereto are filed as Exhibits 3, 4, 5 and 6 hereto, and are incorporated herein by reference.

Series F Preferred Stock

         On July 6, 2001, we issued 1,276,596 shares of series F convertible participating preferred stock. The series F preferred stock is convertible on a share-for-share basis into common stock at the option of the holder at any time until July 6, 2004. After July 6, 2004, all shares of series F preferred stock then outstanding will automatically convert into an equal number of shares of common stock. Subject to certain limited exceptions, the shares of series F preferred stock are non-voting.

         The series F preferred stockholders receive dividends only if dividends are payable on our common stock. Each outstanding share of series F preferred stock entitles its holder to a liquidation preference equal to $2.35.

         Except as noted above, holders of our series F preferred stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the series F preferred stock. The issued and outstanding shares of our series F preferred stock are fully paid and nonassessable.

         The Certificate of Designation, Preferences and Rights of Series F Convertible Participating Preferred Stock is filed as a part of Exhibit 1 hereto, and is incorporated herein by reference.

Series G Preferred Stock

         In connection with the issuance of our series F preferred stock, we have entered in to agreements with the purchasers of our series F preferred stock for the issuance of our series G convertible participating preferred stock upon the occurrence of certain events.

         If on or prior to October 1, 2001, LaserSight or one of our affiliates receives a written notice from the United States Food and Drug Administration (the "FDA") that our LaserScan LSX(R) excimer laser system has been approved or is approvable by the FDA to treat myopic astigmatism (the "Astigmatism Approval") and the three day volume weighted average price of our common stock exceeds $2.75, we may elect, during the 10 day period following the Astigmatism Approval, to sell 800,000 shares of our series G preferred stock to the purchasers of our series F preferred stock. The per share purchase price for the series G preferred stock shall be $2.50 (the "LaserSight Election Price"). Alternatively, if we receive the Astigmatism Approval but do not elect to sell our series G preferred stock as described above, the purchasers of the series F preferred stock, for a period of 30 days following the expiration of our election period, may elect to purchase shares of series G preferred stock at a per share purchase price of 85% of the ten day volume weighted average price (the "Series F Purchaser Election Price") but limited to an aggregate purchase price of $4,000,000.

         Subject to certain anti-dilution adjustments, the shares of series G preferred stock will be convertible into shares of our common stock on a share for share basis. Subject to certain limited exceptions, the shares of series G preferred stock will be are non-voting.

         The series G preferred stockholders will receive dividends only if dividends are payable on our common stock. Each outstanding share of series G preferred stock will entitle its holder to a liquidation preference equal to either the LaserSight Election Price or the Series F Purchaser Election Price, as applicable.

         Except as noted above, holders of our series G preferred stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the series G preferred stock.

         Our series G preferred stock has been authorized and if and when issued will be fully paid and nonassessable. However, we have not and will not be required to file our series G certificate of designation, preferences and rights of the series G preferred stock with the Delaware Secretary of State unless and until we exercise our right to cause the purchasers of the series F preferred stock to purchase the series G preferred stock or the purchasers of the series F preferred stock exercise their right to purchase the series G preferred stock. If the Astigmatism Approval is not obtained, if we do not exercise our right to cause the purchasers of the series F preferred stock to purchase the series G preferred stock or the purchasers of the series F preferred stock do not exercise their right to purchase our series G preferred stock, the certificate of designation, preferences and rights of the series G preferred stock will not be filed with the Delaware Secretary of State, and the series G preferred stock will not be issued.

         Except as noted above, holders of our series G preferred stock will not have any preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the series F preferred stock.

Warrants and Other Agreements to Issue Shares

         In connection with the establishment of our credit facility with Foothill Capital Corporation in March 1997, we issued warrants to purchase shares of LaserSight common stock to Foothill. We are required to make anti-dilution adjustments to both the number of warrant shares and the warrant exercise price if we issue securities at a price per share that is (or could be) less than the fair market value of our common stock at the time of such sale (a "below-market issuance"). To date, such anti-dilution adjustments have resulted in (1) an increase in the number of Foothill warrants to approximately 598,418, and (2) a reduction to the exercise price of the Foothill warrants to approximately $4.91 per share from an initial exercise price of $6.06 per share. Additional anti-dilution adjustments to the Foothill warrants could also result from any future below-market issuance of common stock by us, including in connection with this offering. The Foothill warrants may be exercised at any time through March 31, 2002. On March 31, 2002, we are obligated to repurchase from the holder of each unexercised Foothill warrant the number of shares of common stock for which such warrant could be exercised at a price of $1.21 per share (subject to certain anti-dilution adjustments). As of August 9, 2001 warrants for 101,414 shares of our common stock remain outstanding.

         In connection with our sale of the series B preferred stock in August 1997, we issued warrants to purchase a total of 750,000 shares of common stock at a price of $5.91 per share to the former holders of our series B preferred stock. The series B warrants are exercisable at any time before August 29, 2002. In connection with a March 1998 agreement whereby we obtained the option to repurchase the series B preferred stock and a lock-up on conversions, the exercise price of the series B warrant shares was reduced to $2.753 per share. We are required to make anti-dilution adjustments to both the number of warrant shares and the warrant exercise price in the event we make a below-market issuance. To date, these anti-dilution adjustments and other agreements among the former holders of the series B preferred stock and us have resulted in (1) an increase in the number of outstanding series B warrants to approximately 825,132, and (2) a reduction to the exercise price of series B warrants to approximately $2.46 per share. As of August 9, 2001, 140,625 of such warrants had been exercised and 684,507 of such warrants remained outstanding. We are obligated to maintain the effectiveness of the registration of the series B warrant shares under the Securities Act.

         We also issued warrants to purchase a total of 40,000 shares of common stock at a price of $5.91 per share to four individuals associated with the placement agent for the series B preferred stock. These warrants are exercisable at any time before August 29, 2002. We are required to make anti-dilution adjustments to both the number of warrant shares and the warrant exercise price in the event we make a below-market issuance. To date, these anti-dilution adjustments have resulted in (1) an increase in the number of warrants to approximately 44,186, and (2) a reduction to the exercise price of the warrants to approximately $5.28 per share. As of August 9, 2001, 8,589 of such warrants had been exercised and 35,597 of such warrants remained outstanding.

         Based on previously-reported agreements entered into in 1993 in connection with our acquisition of LaserSight Centers, and modified in July 1995 and March 1997, we may be obligated as follows:

         o To issue up to 600,000 unregistered shares of common stock to the former stockholders and option holders of LaserSight Centers. These former stockholders and option holders include two trusts related to our chairman of the board and certain of our former officers and directors. These contingent shares will be issued only if we achieve certain pre-tax operating income levels through March 2002. Such income levels must be related to our use of a fixed or mobile excimer laser to perform certain specified types of laser surgery, the arranging for the delivery of certain types of laser surgery or receipt of license or royalty fees associated with patents held by LaserSight Centers. The contingent shares are issuable at the rate of one share per $4.00 of such operating income.

         o To pay to a partnership whose partners include our chairman of the board and certain of our former officers and directors a royalty of up to $43 for each eye on which certain specified types of laser surgery is performed on a fixed or mobile excimer laser system owned or operated by LaserSight Centers or its affiliates. This royalty may be paid either in cash or in shares of common stock

         o Royalties do not begin to accrue until the earlier of March 2002 or the delivery of all of the 600,000 contingent shares.

         To date, we have not accrued any obligation to issue contingent shares or royalty shares described above. We cannot be certain that any issuance of contingent shares or royalty shares will be accompanied by an increase in our per share operating results. We are not obligated to pursue strategies that may result in the issuance of contingent shares or royalty shares and, in fact, late in 2000 we abandoned the LaserSight Centers mobile laser strategy due to industry conditions and our increased focus on development and commercialization of our refractive products. It may be in the interest of our chairman of the board for us to pursue business strategies that maximize the issuance of contingent shares and royalty shares.

         In connection with our sale of common stock in March 1999, we issued the purchasers warrants to purchase a total of 225,000 shares of common stock at an exercise price of $5.125 per share, the closing price of the our common stock on March 22, 1999. The warrants have a term of five years. As of August 9, 2001, 45,000 of such warrants had been exercised and 180,000 of such warrants remained outstanding.

         On February 22, 1999, in connection with a consulting services agreement that we entered into with an individual, we issued warrants to purchase a total of 67,500 shares of our common stock at a price of $5.00 per share. One-third of the warrants become exercisable each annual anniversary of the grant until all the warrants are exercisable. The warrants expire on February 22, 2004. As of August 9, 2001, 45,000 of such warrants had become exercisable and all such warrants remain outstanding.

         In connection with the March 2001 loan agreement that we entered into with Heller Healthcare Finance, Inc., we issued to Heller warrants to purchase a total of 243,750 shares of common stock at an exercise price of $3.15 per share. The warrant is exercisable during the period beginning on its date of issue and ending March 12, 2004. As of August 9, 2001, all such warrants remained outstanding.

Delaware Law and Certain Charter and By-law Provisions

         Certain provisions of our certificate of incorporation, by-laws and Delaware corporate law described in this section may delay, make more difficult or prevent acquisitions or changes in control of LaserSight that are not approved by our board of directors, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Section 203 of Delaware General Corporation Law

         We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless:

         o the business combination is approved by the corporation's board of directors prior to the date the interested stockholder became an interested stockholder;

         o the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder; or

         o the business combination is approved by a majority of the board of directors and by the affirmative vote of 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder voting at an annual or special meeting of stockholders and not by written consent.

         A "business combination" includes mergers, consolidations, asset sales and other transactions having an aggregate value in excess of 10% of the consolidated assets of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

         Indemnification and Limitation of Liability

         Our certificate of incorporation contains certain provisions that eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts. These acts include the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law.

         Our certificate of incorporation also contains provisions indemnifying the directors and officers of LaserSight to the fullest extent permitted by the Delaware General Corporation Law. Our by-laws require that we advance the expenses of an indemnified person defending a legal proceeding after we receive an undertaking from the person to repay such advance if a court ultimately determines that he or she is not entitled to indemnification. Our by-laws also require us to pay any expenses of an indemnified person in connection with such person enforcing their indemnification rights. We also maintain a directors and officers liability insurance policy that provides for indemnification of our directors and officers against certain liabilities incurred in their capacities as such.

         Amendment of Certificate of Incorporation and By-laws

         The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our by-laws may, subject to the provisions of Delaware General Corporation Law, be amended or repealed by a majority vote of the board of directors or by two-thirds vote of stockholders entitled to vote on such matter.

         Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

         Our by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was publicly announced. Our by-laws also specify requirements as to the form and content of a stockholder's notice.

         Special Meetings of Stockholders; Procedural Requirements for Stockholder Action by Written Consent

         Our by-laws provide that special meetings of our stockholders may be called only by our chairman of the board, chief executive officer or by the board of directors. In addition, our by-laws provide:

         o procedures for setting a record date to determine which stockholders may express written consent;

         o that no written consent shall be effective unless, within 60 days of the record date, consents signed by holders of the requisite minimum number of shares have been delivered to us; and

         o that no action by written stockholder consent could become effective until the completion of a ministerial review of the consents within five business days after delivery of the requisite number of written consents.

         Number of Directors, Stockholder Removal of Directors

         Our by-laws provide that we have at least three directors on the board of directors and currently provides that we have seven directors. The board of directors may increase or decrease the number of directors, provided that the board cannot decrease the number directors to fewer than three. The board has decreased the number of directors to six. A majority of the directors remaining in office generally can fill any vacancies on the board of directors.

         Our by-laws provide that the stockholders can remove a member of the board of directors only if the holders of at least a majority of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, vote in favor of the removal.

         Stockholder Rights Plan

         In July 1998, our board of directors adopted a stockholder rights plan. A stockholder rights plan typically creates dilution and other impediments that would discourage persons seeking to gain control of LaserSight by means of a merger, tender offer, proxy contest or otherwise if our board of directors determines that such change in control is not in the best interests of our stockholders.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Item 2.  Exhibits.
         --------

     Exhibit
     Number                             Description
     ------                             -----------

        1 Certificate of Incorporation of LaserSight Incorporated, as amended.

        2 Bylaws of LaserSight Incorporated, as amended (incorporated by reference to Exhibit 3.2 to the Company's Form 8-K filed on December 20, 1999, Commission File No. 0-19671).

        3 Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company, as Rights Agent, which includes (1) as Exhibit A thereto the form of Certificate of Designation of the Series E Junior Participating Preferred Stock, (2) as Exhibit B thereto the form of Right certificate (separate certificates for the Rights will not be issued until after the Distribution Date) and (3) as Exhibit C thereto the Summary of Stockholder Rights Agreement. (incorporated by reference to Exhibit 99.1 to the Form 8-K filed by LaserSight on July 8, 1998, Commission File No. 0-19671).

        4 First Amendment, dated as of March 22, 1999, to Rights Agreement, dated as of July 2, 1998 between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to the Form 8-A/A filed by LaserSight on March 29, 1999, Commission File
                  No. 0-19671).

        5 Second Amendment, dated as of January 28, 2000, to Rights Agreement, dated as of July 2, 1998 between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 99.6 to Form 8-K filed by LaserSight on February 8, 2000, Commission File No. 0-19671).

        6 Third Amendment, dated as of June 29, 2001, to Rights Agreement, dated as of July 2, 1998 between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 99.5 to Form 8-K filed by LaserSight on July 18, 2001, Commission File No. 0-19671).

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                              LaserSight Incorporated


Date:  August 10, 2001        By:  /s/ Michael R. Farris
                                   --------------------------------
                              Name:  Michael R. Farris
                              Title: President and Chief Executive Officer

                                  EXHIBIT INDEX

     Exhibit
      Number                                      Description
      ------                                      -----------

        1 Certificate of Incorporation of LaserSight Incorporated, as amended.

        2 Bylaws of LaserSight Incorporated, as amended (incorporated by reference to Exhibit 3.2 to the Company's Form 8-K filed on December 20, 1999, Commission File No. 0-19671).

        3 Rights Agreement, dated as of July 2, 1998, between LaserSight Incorporated and American Stock Transfer & Trust Company, as Rights Agent, which includes (1) as Exhibit A thereto the form of Certificate of Designation of the Series E Junior Participating Preferred Stock, (2) as Exhibit B thereto the form of Right certificate (separate certificates for the Rights will not be issued until after the Distribution Date) and (3) as Exhibit C thereto the Summary of Stockholder Rights Agreement. (incorporated by reference to Exhibit 99.1 to the Form 8-K filed by LaserSight on July 8, 1998, Commission File No. 0-19671).

        4 First Amendment, dated as of March 22, 1999, to Rights Agreement, dated as of July 2, 1998 between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to the Form 8-A/A filed by LaserSight on March 29, 1999, Commission File
                  No. 0-19671).

        5 Second Amendment, dated as of January 28, 2000, to Rights Agreement, dated as of July 2, 1998 between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 99.6 to Form 8-K filed by LaserSight on February 8, 2000, Commission File No. 0-19671).

        6 Third Amendment, dated as of June 29, 2001, to Rights Agreement, dated as of July 2, 1998 between LaserSight Incorporated and American Stock Transfer & Trust Company as Rights Agent (incorporated by reference to Exhibit 99.5 to Form 8-K filed by LaserSight on July 18, 2001, Commission File No. 0-19671).

                          CERTIFICATE OF INCORPORATION
                          ----------------------------

                                       OF

                                Smal Incorporated
                                -----------------


     The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

     FIRST: The name of the corporation (hereinafter called the "corporation") is

                                Smal Incorporated

     SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 229 South State Street, City of Dover, County of Kent; and the name of the registered agent of the corporation in the State of Delaware is The Prentice-Hall Corporation System, Inc.

     THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Three Thousand (3,000), all of which are without par value. All such shares are of one class and are shares of Common Stock.

     FIFTH: The name and the mailing address of the incorporator are as follows:

               NAME                              MAILING ADDRESS
               ----                              ---------------
          T. M. Bonovich              229 South State Street, Dover, Delaware

     SIXTH: The corporation is to have perpetual existence.

     SEVENTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

     EIGHTH: For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

          1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. No election of directors need be by written ballot.

          2. After the original or other By-Laws of the corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the corporation may be exercised by the Board of Directors of the corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the corporation unless provisions for such classification shall be set forth in this certificate of incorporation.

          3. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the certificate of incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of paragraph (2) of subsection (b) of section 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

     NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b)of
Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

     TENTH: The corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     ELEVENTH: From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any tie conferred upon the stockholders of the corporation by this certificate of incorporation are granted subject to the provisions of this Article ELEVENTH.

Signed on September 29, 1987.



                                                 /s/ T.M. Bonovich
                                                 -----------------
                                                  T. M. Bonovich
                                                  Incorporator

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                SMAL INCORPORATED
                                -----------------


     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is Smal Incorporated.

     2. The certificate of incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

          1.  The name of the corporation is Starwood Industries, Inc.

     3. The corporation has not received any payment for any of its stock.

     4. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

     EXECUTED as of this 28th day of May, 1991.




                                              /s/ Jonnie R. Williams
                                             ---------------------------
                                              Jonnie R. Williams, sole Director

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                            STARWOOD INDUSTRIES, INC.


     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is Starwood Industries, Inc. (formerly Smal Incorporated).

     2. The certificate of incorporation of the corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Article the following new Article:

          1. The name of the corporation is LaserSight Incorporated

     3. The corporation has not received any payment for any of its stock.

     4. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

     EXECUTED as of this 11th day of June, 1991.



                                               /s/ Jonnie R. Williams
                                              --------------------------
                                              Jonnie R. Williams, sole Director

            Certificate of Amendment of Certificate Of Incorporation
                                       of
                             LaserSight Incorporated

                             -----------------------

                    Adopted in accordance with the provisions
                  of Section 242 of the General Corporation Law
                            of the State of Delaware


     The undersigned, Chief Executive Officer, and Secretary of LaserSight Incorporated, a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

     FIRST: The Certificate of Incorporation is amended to delete paragraph "FOURTH:" in its entirety and to replace same with the following:

          "FOURTH: The total number of Shares of stock which the Corporation shall have the authority to issue is 15,000,000 Shares, par value one cent (.01) per share. All such Shares are of one class, and all Shares are Common Stock. The purpose of this amendment is to split the Company's Common Stock on a 5,000-for-one basis."

     SECOND: That such amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that written notice of the corporate action has been given to those stockholders who have not consented in writing, all in accordance with the provisions of
     Section 228 of the General Corporation Law.

     All of the rest and remainder of the corporation's Certificate of Incorporation shall remain in full force and effect.

     IN WITNESS WHEREOF, we have signed this Certificate this 17th day of July, 1991.


ATTEST:

  /s/ J.T. Lin                                  /s/ J.T. Lin
------------------------                       -------------------------
J.T. LIN                                       J.T. LIN
Title:  Assistant Secretary                    Title:  Chief Executive Officer

            Certificate of Amendment of Certificate of Incorporation
                                       of
                             LaserSight Incorporated

                             -----------------------

                    Adopted in accordance with the provisions
                  of Section 242 of the General Corporation Law
                            of the State of Delaware

     The undersigned, Chief Executive Officer, and Assistant Secretary of LaserSight Incorporated, a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

     FIRST: The Certificate of Incorporation is amended to delete paragraph "FOURTH:" in its entirety and to replace same with the following:

          "FOURTH: The total number of Shares of stock which the Corporation shall have the authority to issue is 10,000,000 Shares, par value one cent (.01) per Share. All such Shares are of one class, and all Shares are Common Stock. The purpose of this amendment is to effect a two-for-three reverse split of the Corporation's Common Stock, and adjust par value to remain at $.01 per Share. As a result of this amendment, the number of Shares the Corporation shall have the authority to issue shall be reduced from 15,000,000 to 10,000,000, and the outstanding Shares shall be reduced from 1,505,000 to 1,003,333.

     SECOND: That such amendment has been duly adopted in accordance with the provisions of the Sections 228 and 242 of the General Corporation Law of the State of Delaware by the written consent of the holders of not less than a majority of the outstanding stock entitled to vote thereon and that written notice of the corporate action has been given to those stockholders who have not consented in writing, all in accordance with the provisions of
     Section 228 of the General Corporation Law.

     All of the rest and remainder of the corporation's Certificate of Incorporation shall remain in full force and effect.

     IN WITNESS WHEREOF, we have signed this Certificate this second day of September, 1991.


ATTEST:


 /s/ J.T. Lin                                    /s/ J.T. Lin
----------------------------                    ---------------------------
J.T. LIN                                        J.T. LIN
Title:  Assistant Secretary                     Title:  Chief Executive Officer

                     CERTIFICATE OF AMENDMENT OF CERTIFICATE
                   OF INCORPORATION OF LASERSIGHT INCORPORATED


     The undersigned, President and Secretary of LaserSight Incorporated, a corporation existing under the laws of the State of Delaware, hereby certify as follows:

     FIRST: The Certificate of Incorporation is amended to delete Paragraph "Fourth:" in its entirety and to replace the same with the following:

          FOURTH: The total number of shares of stock which the corporation shall have the authority to issue is 20,000,000 shares, par value one tenth of one cent ($.001) per share. All such shares are of one class, and all shares are common stock.

     SECOND: That such Amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the duly authorized vote of the shareholders at a meeting called for such purpose. Except as amended hereby, the rest and remainder of the Corporation's Certificate of Incorporation shall be and remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate this 30th day of June, 1993.

                                          LaserSight Incorporated


                                       By:    /s/ J.T. Lin
                                            ---------------------
                                            J.T. Lin, Ph.D., President

ATTEST:


  /s/ Wen S. Dai
-------------------------
Wen S. Dai, Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                             LASERSIGHT INCORPORATED


     The undersigned President and Secretary of LaserSight Incorporated, a corporation existing under the laws of the State of Delaware, hereby certify as follows:

     1. The Certificate of Incorporation is amended to delete Paragraph Fourth in its entirety and to replace the same with the following:

         FOURTH:  Number and Class of Shares Authorized; Par Value.

          1. Authorized Stock. This corporation is authorized to issue the following shares of capital stock:

              (a) Common Stock. The aggregate number of shares of Common Stock which the corporation shall have authority to issue is 20,000,000 with a par value of $.001 per share.

              (b) Preferred Stock. The aggregate number of shares of Preferred Stock which the corporation shall have authority to issue is 10,000,000 with a par value of $.001 per share.

          2. Description of Common Stock. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and may not cumulate their votes for the election of directors. Shares of Common Stock are not redeemable, do not have any conversion or preemptive rights, and are not subject to further calls or assessments once fully paid.

              Holders of Common Stock will be entitled to share pro rata in such dividends and other distributions as may be declared from time to time by the board of Directors out of funds legally available therefor, subject to any prior rights accruing to any holders of preferred stock of the Company. Upon liquidation or dissolution of the Company, holders of shares of Common Stock will be entitled to share proportionally in all assets available for distribution to such holders.

          3. Description of Preferred Stock. The terms, preferences, limitations and relative rights of the Preferred Stock are as follows:

              (a) The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions, as shall be fixed and determined in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing) the following:

                    (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution by the Board of Directors;

                    (ii) the rate of dividends payable on shares of such series, the times of payment, whether dividends shall be cumulative, the conditions upon which and the date from which such dividends shall be cumulative;

                    (iii) whether shares of such series can be redeemed, the time or times when, and the price of prices at which shares of such series shall be redeemable, the redemption price, terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase of redemption of such shares;

                    (iv) the amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary of involuntary liquidation, dissolution or winding up of the affairs of the corporation;

                    (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other class or series of Preferred Stock and the terms and conditions of such conversion or exchange; and

                    (vi) the rights, if any, of the holders of shares of such series to vote.

              (b) Except in respect of the relative rights and preferences that may be provided by the Board of Directors as hereinbefore provided, all shares of Preferred Stock shall be of equal rank and shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series.

     2. Such Amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the duly authorized vote of the shareholders at a meeting called for such purpose. Except as amended hereby, the rest and remainder of the Corporation's Certificate of Incorporation shall be and remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have signed this Certificate this 2nd day of June, 1995.


                                             LASERSIGHT INCORPORATED


                                        By:     /s/ Robert Qualls
                                               ------------------------
                                                Robert Qualls, President

ATTEST:

  /s/ Robert Qualls
----------------------------
Robert Qualls, Secretary

                             LASERSIGHT INCORPORATED

                       CERTIFICATE OF DESIGNATION RELATING
                  TO THE SERIES A CONVERTIBLE PREFERRED STOCK,
                          PAR VALUE OF $.001 PER SHARE,
                           OF LASERSIGHT INCORPORATED



                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


     LaserSight Incorporated, a Delaware corporation (the "Corporation"), hereby certifies that pursuant to the authority contained in Article Fourth of the Corporation's Certificate of Incorporation, as amended ("Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution was duly adopted by the Board of Directors of the Corporation ("Board"), creating a series of its Preferred Stock designated as Series A Convertible Preferred
Stock:

     RESOLVED, that there is hereby created and the Corporation be, and it hereby is, authorized to issue 116 shares of a series of its Preferred Stock designated Series A Convertible Preferred Stock (the "Series A Preferred") to have the powers, preferences and rights and the qualifications, limitations or restrictions thereof hereinafter set forth in this resolution:

1. Preference. The preferences of each share of Series A Preferred with respect to dividend payments and distributions of the Corporation's assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be equal to the preferences of every other share of 1995 Preferred (as defined in Section 12 hereof) from time to time outstanding in every respect and prior in right to such preferences of all Common Stock of the Corporation, whether now or hereafter authorized, except as approved in accordance with the provisions of Section 11 hereof.

2. Voting Rights. The Holders of the Series A Preferred, by virtue of their ownership thereof, will not have any voting rights, except as otherwise provided herein, in the Certificate of Incorporation or by law. With respect to all voting rights pursuant to Section 11 hereof or of any other certificate of designation filed by the Corporation with respect to the 1995 Preferred, Holders of Series A Preferred and Holders of 1995 Preferred shall vote together as a single and separate class except as otherwise provided in the Certificate of Incorporation, by law or by any other certificate of designation filed by the Corporation with respect to a series of its Preferred Stock.

3. Liquidation Rights. If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up, at any time when any shares of Series A Preferred shall be outstanding, each then-outstanding share of Series A

Preferred shall entitle the Holder thereof to a preference against the Property of the Corporation available for distribution to the Holders of the Corporation's Stock equal to the sum of the Original Issue Price plus an amount equal to all unpaid dividends accrued on such share to the date of payment. Neither the consolidation nor merger of the Corporation into or with any corporation or corporations, nor the sale nor transfer by the Corporation of all or any part of its Property, nor any reduction of the authorized or issued shares of the Stock of the Corporation of any class, whether now or hereafter authorized, shall be deemed to be a liquidation of the Corporation within the meaning of any of the provisions of this Section 3.

All of the preferential amounts to be paid to the Holders of 1995 Preferred as provided in this Section 3 or in any other certificate of designation filed by the Corporation with respect to the 1995 Preferred shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Property of the Corporation to, the Holders of any Common Stock of the Corporation, whether now or hereafter authorized, in connection with such liquidation, dissolution or winding up. If upon such liquidation, dissolution or winding-up, the assets of the Corporation distributable as aforesaid to Holders of the Preferred Stock (including the 1995 Preferred) then outstanding shall be insufficient to permit the payment to them of the aggregate amount of the liquidation preference applicable to such Preferred Stock, the entire assets of the Corporation available for distribution shall be distributed ratably among the Holders of the Preferred Stock (including the 1995 Preferred) in accordance with the aggregate liquidation preference of the Preferred Stock held by such Holders.

4. Dividends. Commencing the Closing Date, the Holders of Series A Preferred shall be entitled to receive, when and as declared by the Board out of shares legally available therefor, dividends payable in shares of Common (valued in each case at the Market Price of the Common on the NASDAQ National Market on the day prior to the dividend payment date) at a per share annual rate of 10% of the Original Issue Price. Such dividends shall be payable on the effective date applicable to a conversion, exchange or redemption of the Series A Preferred to the holders thereof as of such effective date and shall be cumulative from the date of issuance of the Series A Preferred and shall accrue until paid, whether or not earned, whether or not declared by the Board and whether or not there are shares legally available therefor on the date such dividends are payable.

5.  Conversion.

     (A) General. For the purposes of conversion, the Series A Preferred shall be valued at the Original Issue Price. Subject to adjustment as provided in
Section 8 hereof, if converted, the Series A Preferred shall be converted into Common at a price per share of Common (the "Conversion Price") equal to (i) the lesser of (x) the Adjusted Strike Price (as defined in Section 12 hereof) or (y) 85% of the Market Price (as defined in Section 12 hereof) divided by (ii) the Registration Factor (as defined in Section 12 hereof); provided, however, that the Conversion Price as of any date shall not be less than the Minimum Conversion Price (as defined in Section 12 hereof) determined as of such date.

     (B) Right of Holders to Optional Conversion. Subject to the provisos to this Section 5(B), the Holders of Series A Preferred shall have the right, at their option, to convert such shares into Common at any time during the period beginning 90 days after the Closing Date and ending two years after the Closing Date; provided, however, that if the Conversion Price in effect at the time of any optional conversion pursuant to this Section 5(B) is less than or equal to the Cash Option Price (as defined in Section 12 hereof), the Corporation shall have the right, but not the obligation, to redeem any or all of such shares of Series A Preferred surrendered for conversion pursuant to this Section 5(B) for cash in an amount equal to 115% of the aggregate Original Issue Price of the shares of Series A Preferred to be so redeemed (such amount, the "Redemption Amount"); and provided further, that the Corporation may at any time within two business days after receipt of a notice of conversion pursuant to this Section 5(B), exercise any of its rights pursuant Section 6 hereof with respect to any of the shares of Series A Preferred subject to such notice of conversion. Any shares of Common issued pursuant to this Section 5(B) shall be valued at the Market Price of the Common on the Effective Date (as defined in Section 5(C) hereof).

     (C) Method of Exercise; Payment; Issuance of Common; Transfer and Exchange. The conversion right granted by Section 5(B) hereof may be exercised by a Holder of Series A Preferred, in whole or in part, by telecopying a completed Notice substantially in the form attached hereto as Exhibit A and delivering such Notice, together with the stock certificate or certificates representing the Series A Preferred to be converted, duly executed for transfer or accompanied by executed stock powers (such execution to be either (i) accompanied by a signature guarantee by a member firm of the New York Stock Exchange, or (ii) evidenced by a signature on behalf of such Investor without such a guarantee, provided that the Investor has previously delivered to the Company a written instrument that (x) authorizes the Company to rely upon such unguaranteed signature for all purposes relating to the transfer or conversion of Preferred Shares, (y) includes a specimen of such unguaranteed signature on which the Company shall be entitled to rely without further investigation, and (z) holds the Company harmless from any loss resulting from any unauthorized or fraudulent signature purporting on its face to be an authorized signature so long as the Company relies on such specimen signature without gross negligence (such instrument, a "Specimen Signature Authorization")), by express courier to the principal office of the Corporation (or at such other place as the Corporation may from time to time designate in a written notice sent to the Holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation) against delivery of (1) that number of whole shares of Common equal to the quotient of (a) the aggregate Original Issue Price of the Series A Preferred so surrendered, divided by (b) the Conversion Price in effect on the Effective Date, or (2) if the Conversion Price in effect on the Effective Date is less than or equal to the Cash Option Price and the Corporation shall have exercised its right pursuant to Section 5(B) hereof to redeem any or all of such Series A Preferred for cash, cash in an amount equal to the Redemption Amount, together with that number of whole shares of Common, if any, equal to the quotient of (a) the aggregate Original Issue Price of the shares of Series A Preferred not so redeemed by the Company, divided by (b) the Conversion Price in effect on the Effective Date. Any conversion or redemption pursuant to Section 5(B) hereof shall irrevocably become effective upon, and only upon, the date of acceptance (the "Effective Date") by the Corporation (which date shall in no event be more than two business days after the date of its receipt) of the duly completed and executed Notice, certificates for all shares of Series A Preferred being converted or redeemed, duly executed for transfer or accompanied by executed stock powers (such execution to be either (i) accompanied by a signature guarantee by a member firm of the New York Stock Exchange, or (ii) a Specimen Signature Authorization), in accordance with this Section 5. In the event of any exercise of the conversion and/or redemption rights granted by
Section 5(B) in accordance with the terms thereof, (i) stock certificates for the shares of Common acquired by virtue of such exercise and/or cash (as applicable) shall promptly (and in no event more than five business days after the Effective Date) be sent to such Holder, and unless the Series A Preferred has been fully converted or redeemed (as applicable), a new Series A Preferred stock certificate, representing the Series A Preferred not so converted or redeemed shall also be delivered to such Holder forthwith and (ii) any stock certificates for the shares of Common so acquired shall be dated the Effective Date and the Holder making such surrender shall be deemed for all purposes to be the Holder of the shares of Common so acquired as of the Effective Date.

     (D) Mandatory Conversion. All shares of Series A Preferred outstanding two years after the Closing Date shall, without any further action by the Holders thereof, be converted into Common (a "Mandatory Conversion") as of such date (the "Mandatory Conversion Date"). The number of whole shares of Common to be delivered to each Holder of Series A Preferred upon a Mandatory Conversion pursuant to this Section 5(D) shall equal the quotient of 1) the aggregate Original Issue Price of the Series A Preferred so surrendered divided by (2) the Conversion Price in effect on the Mandatory Conversion Date. Upon the Mandatory Conversion of the Series A Preferred pursuant to this Section 5(D), the Corporation shall promptly (and in no event more than two business days after the Mandatory Conversion Date) transmit to each Holder of Series A Preferred notice thereof in reasonable detail. Upon receipt from each Holder of Series A Preferred of the certificate or certificates representing such Holder's shares of Series A Preferred so converted duly executed for transfer or accompanied by executed stock powers (such execution to be either (i) accompanied by a signature guarantee by a member firm of the New York Stock Exchange, or (ii) a Specimen Signature Authorization), the Corporation shall promptly (and in no event more than five business days after the date of such receipt) transmit certificates representing the shares of Common issued to such Holder as a result of the Mandatory Conversion. Such certificates shall be dated the Mandatory Conversion Date, and such Holders shall be deemed for all purposes to be the Holders of such Common as of the Mandatory Conversion Date.

     (E) Stock Fully Paid; Reservation of Shares. All shares of Common which may be issued upon conversion of Series A Preferred or as a dividend pursuant to
Section 4 hereof will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issue thereof. At all times that any Series A Preferred is outstanding, the Corporation shall have authorized, and shall have reserved for the purpose of issuance upon such conversion, a sufficient number of shares of Common to provide for (1) the conversion into Common of all Series A Preferred then outstanding at the then-effective Conversion Price and (2) the payment of all dividends payable with respect to the Series A Preferred pursuant to Section 4 hereof.

6.  Redemption and Call for Exchange by the Corporation.

     (A) During the periods specified below, the Corporation, by written notice to the Holders of outstanding shares of 1995 Preferred, may (but is not required to) either:

          (1) during the period beginning on the 90th day after the Closing Date and ending 24 months after the Closing date, redeem for cash each (but not less than all) of the then-outstanding shares of 1995 Preferred at a redemption price per share of 1995 Preferred equal to the Original Issue Price multiplied by the Redemption Factor (as defined in Section 12 hereof) determined as of the date of such notice of redemption; or

          (2) during the period beginning on the first day after the first anniversary of the Closing Date and ending two years after the Closing Date, exchange each (but not less than all) of the then-outstanding shares of 1995 Preferred for a number of shares of Common equal to the Original Issue Price (i) multiplied by the Redemption Factor determined as of the date of such notice of exchange and then (ii) divided by the Market Price determined as of the date of such notice; provided that a Registration Statement is then effective under the Securities Act.

     (B) Any notice of an optional redemption or exchange of the Series A Preferred pursuant to Section 6(A) hereof shall be promptly delivered by the Corporation to each Holder of outstanding Series A Preferred and shall describe such optional redemption or exchange in reasonable detail. All shares of Series A Preferred outstanding on the date of such notice shall, without any further action by the Holders thereof, be redeemed or exchanged (as applicable) in accordance with this Section 6 effective as of the date of such notice. Upon receipt from each Holder of Series A Preferred of the certificates representing the Series A Preferred so redeemed or exchanged duly executed for transfer or accompanied by executed stock powers (such execution to be either (i) accompanied by a signature guarantee by a member firm of the New York Stock Exchange, or (ii) a Specimen Signature Authorization), the Corporation shall promptly (and in no event more than five business days after the date of such receipt) transmit cash or certificates representing shares of Common (as applicable) in accordance with this Section 6. Any such certificates representing shares of Common shall be dated the date of the notice delivered by the Corporation pursuant to this Section 6(B), and such Holders shall be deemed for all purposes to be the Holders of such Common as of the date of such notice.

7. Payment of Accrued Dividends. At the time of any conversion, redemption or exchange of a share of Series A Preferred pursuant to Sections 5 or 6 hereof, as applicable, the Corporation shall pay in Common (valued at the Market Price of the Common on the date of conversion, redemption or exchange, as applicable) to the Holder thereof an amount equal to all unpaid dividends accrued thereon to the date of conversion, redemption or exchange (as applicable), whether or not declared by the Board. If the Corporation has insufficient shares legally available on the date specified above to pay such accrued but unpaid dividends pursuant to this Section 7 (whether due to restrictions imposed by regulatory authorities or applicable law), then shares to the extent legally available shall be used to pay such amount, in which case the shares of Common shall be issuable pro rata to each Holder whose Preferred Stock is being converted, redeemed or exchanged, as applicable. From time to time thereafter, whenever additional shares of Common are legally available for the payment of dividends, such shares shall be immediately used to pay the unpaid portion of any such shares of Common issuable as accrued dividends.

8. Certain Adjustments. For purposes of Sections 5 and 6 hereof, the number of shares of Common issuable upon the conversion or exchange of Series A Preferred, the Adjusted Strike Price, and the Cash Option Price shall be appropriately adjusted, as deemed equitable by the Corporation, from time to time upon the happening of certain events, as follows:

     (A)   Reclassification,   Consolidation   or   Merger.   In   case  of  any
reclassification or change of outstanding Common (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination thereof), or in case of any consolidation or merger of the Corporation with or into another corporation (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination thereof) of outstanding Common, the rights of the Holders of the outstanding Series A Preferred shall be adjusted in the manner described below:

          (1) In the event that the Corporation is the surviving corporation, the Series A Preferred shall, without payment of additional consideration therefor, be deemed modified so as to provide that upon conversion or exchange thereof the Holder of the Series A Preferred being converted or exchanged, as applicable, shall procure, in lieu of each share of Common theretofore issuable upon such conversion or exchange, the kind and amount of shares of Stock, other securities, money and Property receivable upon such reclassification, change, consolidation or merger by the Holder of each share of Common had such conversion or exchange occurred immediately prior to such reclassification, change, consolidation or merger. The provisions of this clause (a) shall similarly apply to successive reclassifications, changes, consolidations and mergers.

          (2)  In  the  event  that  the   Corporation   is  not  the  surviving
     corporation, the surviving corporation shall, without payment of any additional consideration therefor, issue new Series A Preferred, providing that upon conversion or exchange thereof, the Holder thereof shall procure in lieu of each share of Common theretofore issuable upon conversion or exchange, as applicable, of the Series A Preferred the kind and amount of shares of Stock, other securities, money and Property receivable upon such reclassification, change, consolidation or merger by the Holder of each share of Common issuable upon conversion or exchange, as applicable,of the Series A Preferred had such conversion or exchange, as applicable, occurred immediately prior to such reclassification, change, consolidation or merger. Such new Series A Preferred shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The provisions of this clause (b) shall similarly apply to successive reclassifications, changes, consolidations and mergers.

     (B) Subdivision or Combination of Shares. If the Corporation, at any time while any of the Series A Preferred is outstanding, shall subdivide or combine its Common, the Adjusted Strike Price, the Cash Option Price shall be proportionately reduced, in case of subdivision of shares, as of the effective date of such subdivision, or if the Corporation shall take a record of Holders of its Common for the purpose of a subdividing, as of the close of business on such record date, whichever is earlier, or shall be proportionately increased, in the case of combination of shares, as of the effective date of such combination or, if the Corporation shall take a record of Holders of its Common for the purpose of so combining, as of the close of business on such record date, whichever is earlier.

     (C) Certain Dividends and Distributions. If the Corporation, at any time while any of the Series A Preferred is outstanding, shall pay a dividend payable in, or make any other distribution of, Common to all Holders of Common on a pro rata basis, the Adjusted Strike Price and the Cash Option Price shall be adjusted, as of the close of business on the date the Corporation shall take a record of the Holders of its Common for the purpose of receiving such dividend or other distribution (or if no such record is taken, as of the date of such dividend or other distribution is paid), to that price determined by multiplying each of the Adjusted Strike Price and the Cash Option Price by a fraction (a) the numerator of which shall be the total number of shares of Common outstanding immediately prior to the payment of such dividend or distribution and (2) the denominator of which shall be the total number of shares of Common outstanding immediately after the payment of such dividend or distribution (plus in the event that the Corporation paid cash for fractional shares, the number of additional shares which would have been outstanding had the Corporation issued fractional shares in connection with said dividend or distribution). The number of shares of Common at any time outstanding shall not include any shares thereof then directly or indirectly owned or held by or for the account of the Corporation or any Subsidiary.

9. Fractional Shares. No fractional shares of Common shall be issued in connection with any conversion of Series A Preferred or dividend payable with respect to the Series A Preferred, but in lieu of such fractional shares, the Corporation shall make a cash payment therefor equal in amount to the product of the applicable fraction, multiplied by either (1) the Conversion Price then in effect (in the case of a conversion of Series A Preferred pursuant to Section 5 hereof) or (2) the Market Price then in effect (in the case of a dividend payable pursuant to Section 4 hereof or an exchange pursuant to Section 6 hereof), in each case to the extent sufficient funds are legally available therefore.

10. Status of Redeemed or Converted Series A Preferred. No shares of Series A Preferred which have been redeemed for cash or converted into or exchanged for Common shall be reissued by the Corporation.

11. Protective Provisions. So long as any shares of 1995 Preferred shall be outstanding, the Corporation shall not, without the approval by the vote or written consent of the Holders of at least a majority (or more if required by law) of the then-outstanding shares of 1995 Preferred:

          (A) Amend, waive or repeal any provisions of, or add any provision to,
     (i) this Certificate of Designation, (ii) any other certificate of designation filed by the Corporation with respect to the 1995 Preferred or
     (iii) if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of 1995 Preferred, any provision of the Corporation's Certificate of Incorporation or of any other certificate of designation filed with the Secretary of State of Delaware by the Corporation with respect to its Preferred Stock (other than Parity Stock);

          (B) Amend, waive or repeal any provisions of, or add any provision to, the Corporation's By-Laws, if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of 1995 Preferred;

          (C) Authorize, create, issue or sell any shares of Senior Stock;

          (D) Enter into, or permit any Subsidiary to enter into, any agreement, indenture or other instrument which contains any provisions restricting the Corporation's obligation to pay dividends on the 1995 Preferred in accordance with Section 4 hereof or of any other certificate of designation filed by the Corporation with respect to the 1995 Preferred;

          (E) Sell, lease, encumber, transfer, liquidate or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of the Property of the Corporation; or

          (F) Dissolve the Corporation.

12. Definitions. As used in this Certificate of Designation, the following terms have the following meanings:

     "Adjusted Strike Price" shall mean 107% of the closing price of the Common on the NASDAQ National Market on the trading day prior to the execution and delivery of the Subscription Agreements.

     "Cash Option Price" shall initially mean $10.00 per share of Common, subject to adjustment pursuant to Section 8 hereof.

     "Closing Date" shall mean the date on which Spencer Trask certifies in writing to the Corporation that it has completed the distribution of all the 1995 Preferred to be issued pursuant to and in accordance with the Spencer Trask Commitment Letter.

     "Common" shall mean the Corporation's Common Stock, par value $.001 per share, and any stock into which such stock may hereafter be changed.

     "Conversion Price" shall have the meaning specified in Section 5(A) hereof, as adjusted from time to time pursuant to Section 8 hereof.

     "Effective Date" shall have the meaning specified in Section 5(C) hereof.

     "Holders" shall mean, in respect of any Security, the Persons who shall, from time to time, own of record such Security. The term "Holder" shall mean one of the Holders.

     "Mandatory Conversion" shall have the meaning set forth in Section 5(D) hereof.

     "Mandatory Conversion Date" shall have the meaning set forth in Section 5(D) hereof.

     "Market Price" as of any date shall mean the average closing price of the Common on the Nasdaq National Market during the five trading day period ending on the trading day immediately preceding such date.

     "Minimum Conversion Price" as of any date shall mean the highest price that would, if all of the shares of 1995 Preferred then outstanding were converted at such price, result in the issuance of a number of shares of Common that, when added to the number of shares (if any) of Common issued in connection with all previous conversions of shares of 1995 Preferred, would exceed the product of
(i) 1,401,016 shares (as such number may be equitably increased or decreased by the Corporation from time to time to give effect to any subdivision or combination, respectively, of the outstanding shares of Common) multiplied by
(ii) a fraction, the numerator of which is the Aggregate Issue Price of all shares of 1995 Preferred theretofore issued (whether or not then outstanding) and the denominator of which is $8,000,000.

     "1995 Preferred" shall mean the Series A Preferred and any other series of Preferred Stock of the Corporation issued in the aggregate amount of up to 116 shares pursuant to and in accordance with the Spencer Trask Commitment Letter.

     "Original Issue Price" shall mean $50,000 per share of Series A Preferred or 1995 Preferred, as applicable.

     "Parity Stock" shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or liquidation on a parity with any such preference or priority of the 1995 Preferred and no preference or priority as to dividends or liquidation superior to any such preference or priority of the 1995 Preferred and any instrument or Security convertible into or exchangeable for Parity Stock. Without limiting the generality of the foregoing, a dividend rate, mandatory or optional sinking fund payment amounts or schedules or optional redemption provisions, the existence of a conversion right or the existence of a liquidation preference of up to 100% of the original issue price thereof plus unpaid accrued dividends plus a premium of up to the dividend rate or up to the percentage of the equity of the Corporation represented by such Stock, with respect to any class or series of Stock, differing from that of the 1995 Preferred, shall not prevent such class of Stock from being Parity Stock.

     "Person" shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.

     "Property" shall mean an interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

     "Redemption Amount" shall have the meaning specified in Section 5(B) hereof.

     "Redemption Factor" shall mean (i) during the period ending one year after the Closing Date, 1.35 and (ii) during the period beginning on the first day after the first anniversary of the Closing Date and ending two years after the Closing Date (such period, the "Second Year Period"), the sum of 1.35 plus the product of (x) the number of calendar days elapsed in the Second Year Period up to and including the redemption date multiplied by (y) 0.30 divided by 365 (rounded to the nearest 0.0001).

     "Registration Factor" shall mean (i) if the Corporation shall have filed the Registration Statement with the SEC within 60 days after the Closing Date, one (1.0), (ii) if the Corporation shall not have filed the Registration Statement with the SEC (the "delay") within 60 days after the Closing Date, 1.01 (if the delay is for 7 or fewer days); 1.02 (if the delay is between 8 and 14 days); 1.03 (if the delay is between 15 and 21 days); 1.04 (if the delay is between 22 and 28 days); 1.05 (if the delay is between 29 and 31 days); 1.06 (if the delay is between 32 and 45 days); 1.06 plus 0.01 multiplied by the number of full months that such delay extends beyond the 45th day.

     "Registration Statement" shall mean a registration statement pursuant to the Securities Act of 1933 to register the offer and sale of the shares of Common issuable upon conversion of Series A Preferred.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities" shall mean any debt or equity securities of a corporation, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security. The term "Security" shall mean one of the Securities.

     "Senior Stock" shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or Property superior to any such preference or priority of the 1995 Preferred and any instrument or Security convertible into or exchangeable for Senior Stock.

     "Series A Preferred" shall mean the Corporation's Series A Convertible Preferred Stock, $.001 par value per share, and any Stock into which such Stock may hereafter be changed.

     "Spencer Trask" shall mean Spencer Trask Securities Incorporated, a Delaware corporation.

     "Spencer Trask Commitment Letter" shall mean that certain commitment letter dated December 12, 1995 between the Corporation and Spencer Trask relating to a private placement of the 1995 Preferred.

     "Stock" shall include any and all shares, interests or other equivalents (however designated) of, or participations in, corporate stock.

     "Subscription Agreements" shall mean the certain Subscription Agreements between the Corporation and the person or persons named on the signature pages thereof dated various dates and accepted by the Corporation on the date hereof and relating to the purchase and sale of shares of Series A Preferred.

     "Subsidiary" shall mean any corporation at least 50% of whose outstanding Voting Securities and capital stock are owned directly or indirectly by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries.

     "Voting Securities" as applied to the Securities of any corporation, shall mean Securities of any class or classes (however designated) having ordinary voting power for the election of one or more members of the board of directors (or other governing body) of such corporation, other than Securities having such power only by reason of the happening of a contingency.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed this 10th day of January, 1996.


                                            LASERSIGHT INCORPORATED


                                            By:   /s/  Michael R. Farris
                                                 -------------------------
                                            Name:  Michael R. Farris
                                            Title:   President
Attest:

/s/ Gregory L. Wilson
----------------------------
Gregory L. Wilson, Secretary

                           CONVERSION NOTICE                      Exhibit A



(To be executed if Holder desires to make a conversion election pursuant to Section 5(B))

To LaserSight Incorporated:

     The undersigned hereby irrevocably elects to convert ________ shares of Series A Preferred Stock ("Preferred Shares") represented by the attached stock certificate into shares of common stock, $.001 par value (such shares, the "Common Shares") (or, if the Conversion Price in effect at the time of this conversion is less than or equal to the Cash Option Price and you so elect, into the right to receive cash at the election of the Corporation) pursuant to and in accordance with Section 5 of the Certificate of Designation relating to the Preferred Stock and requests that certificates for any such shares of Common Stock be issued in the name of the undersigned.

     If such number of Preferred Shares shall not be all the Preferred Shares evidenced by the Series A Preferred Stock certificate, a new stock certificate for the balance remaining of such shares shall be registered in the name of and delivered to the undersigned.

     The undersigned will not offer for sale, sell, pledge or otherwise transfer the Common Shares except (i) in accordance with the plan of distribution specified in the prospectus ("Prospectus") included in the registration statement relating to the Common Shares filed or to be filed with the SEC (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), (ii) pursuant to SEC Rule 144 under the Securities Act, or (iii) pursuant to another available exemption from registration requirements of the Securities Act. The undersigned will deliver a Prospectus to the buyer of any Common Shares sold pursuant to the Registration Statement. The undersigned will not sell any Common Shares pursuant to the Registration Statement during the period, if any, during which the undersigned's right to sell under the Registration Statement has been suspended by the Company in accordance with the provisions of the Subscription Agreement between the Corporation and the undersigned or the undersigned's predecessor-in-interest.

Dated: ____________________, 199_


                                            _______________________________

Signature Guaranteed (if required):                  Signature


Must be signed by registered holder(s) exactly as name(s) on certificate(s) of Series A Preferred. Signatures must (such execution to be either (i) accompanied by a signature guarantee by a member firm of the New York Stock Exchange, or
(ii) evidenced by a signature on behalf of such Investor without such a guarantee, provided that the Investor has previously delivered to the Company a written instrument that (x) authorizes the Company to rely upon such unguaranteed signature for all purposes relating to the transfer or conversion of Preferred Shares, (y) includes a specimen of such unguaranteed signature on which the Company shall be entitled to rely without further investigation, and
(z) holds the Company harmless from any loss resulting from any unauthorized or fraudulent signature purporting on its face to be an authorized signature so long as the Company relies on such specimen signature without gross negligence).

If   signature   is   by   a   trustee,   executor,   administrator,   guardian,
attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please identify that person's full title.

First telefax this Conversion Notice to the Company on fax number (314) 576-1073; then return by air courier the original hard copy to the Company, together with the original Preferred Share stock certificate by air courier to LaserSight Incorporated, Attn: Chief Financial Officer, 12161 Lackland Road, St. Louis, Missouri 63146.

                              CORRECTED CERTIFICATE
                                       OF
                      DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
               SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK
                                       OF
                             LASERSIGHT INCORPORATED


                            I. DESIGNATION AND AMOUNT



     The designation (this "Certificate of Designation") of this series, which consists of 1600 shares of Preferred Stock of LaserSight Incorporated, a Delaware corporation (the "Company"), is the Series B Convertible Participating Preferred Stock (the "Preferred Stock") and the face amount shall be Ten Thousand Dollars ($10,000.00) per share (the "Face Amount").

                                  II. DIVIDENDS

     The Preferred Stock will bear no dividends except as provided in Section IX(B).

                            III. CERTAIN DEFINITIONS

     For purposes of this Certificate of Designation, the following terms shall have the following meanings:

     A. "Business Day" means any day other than a Saturday, Sunday or a day on which banks in New York, New York are permitted or required by law to be closed.

     B. "Closing Bid Price" means, for any security as of any date, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to registered holders of the Preferred Stock (each, a "Holder") then holding a majority of the then outstanding shares of a Preferred Stock ("Majority Holders") if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board of such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Company.

     C. "Conversion Date" means, for any Optional Conversion, the date specified in the notice of conversion (the "Notice of Conversion"), so long as such date is a Business Day and the copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Company before 5:00 p.m., St. Louis time, on the Conversion Date indicated in the Notice of Conversion. If the date specified in the Notice of Conversion is not a Business Day, or if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the first Business Day after the date on which the Holder faxes or otherwise delivers the Notice of Conversion to the Company. The Conversion Date for the Required Conversion at Maturity shall be the Maturity Date (as such terms are defined herein).

     D. "Common Stock" means the common stock, $.001 par value, of the Company.

     E. "Conversion Price" means, with respect to any Conversion Date, the lower of the Fixed Conversion Price and the Variable Conversion Price, each as in effect as of such date and subject to adjustment as provided herein; provided that such price shall be multiplied by .93 if such Conversion Date occurs at a time when the Common Stock a Holder receives upon conversion of the Preferred Stock is not listed on the Nasdaq National Market ("Nasdaq"), the American Stock Exchange or the New York Stock Exchange.

     F. "Fixed Conversion Price" means $6.68 (130% of the average Closing Bid Prices of the Common Stock for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during such five (5) trading day period)), and shall be subject to adjustment as provided herein.

     G. "Securities Purchase Agreement" means the Securities Purchase Agreement dated as of August 29, 1997, among the Company and the purchasers named therein, as amended from time to time in accordance with the term thereof.

     H. "Variable Conversion Price" means, as of any Conversion Date, the average of the three (3) lowest Closing Bid Prices per share of Common Stock during the Lookback Period (as herein defined) (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the Lookback Period), subject to adjustment as provided herein. For purposes hereof, the "Lookback Period" shall mean the period of twenty (20) consecutive trading days ending on the trading day immediately preceding the Conversion Date; provided, however, that in the event the average Closing Bid Price of the Common Stock during the period of five (5) consecutive trading days ending on the date one hundred eighty (180) days after the Closing Date is less than the average Closing Bid Price of the Common Stock for the five (5) consecutive trading days ending on the trading immediately preceding the Closing

Date, the Lookback Period shall be the period of thirty (30) consecutive trading days ending on the trading day immediately preceding the Conversion Date.

     I. "Warrants" means the stock purchase warrants to acquire shares of Common Stock issued by the Company to the initial Holders in connection with the transactions contemplated by the Securities Purchase Agreement.

                                 IV. CONVERSION

     A. Conversion at the Option of the Holder. Subject to the limitations on conversions contained in Section IV.G, each Holder may, at any time and from time to time after the Closing Date, convert (an "Optional Conversion") each of its shares of Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined by dividing the aggregate Face Amount of the shares of Preferred Stock being converted by the Conversion Price.

     B. Mechanics of Conversion. In order to effect an Optional Conversion, a Holder shall: (x) fax (or otherwise deliver by other means resulting in notice) a copy of the fully executed Notice of Conversion in the form of Exhibit A hereto to the Company and (y) surrender or cause to be surrendered (or satisfy the provisions of Section XIV.B, if applicable) the certificates representing the Preferred Stock being converted (the "Preferred Stock Certificates") accompanied by duly executed stock powers and the original executed version of the Notice of Conversion as soon as practicable thereafter. Upon receipt by the Company of the fax copy of a Notice of Conversion from a Holder, the Company shall immediately send, via fax, a confirmation to such Holder stating that the Notice of Conversion has been received, the date upon which the Company expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Company regarding the conversion.

     C. Delivery of Common Stock Upon Conversion. Subject to Section IV.G, upon the delivery of a Notice of Conversion, the Company shall, no later than the later of (a) the third Business Day following the Conversion Date and (b) the day that is the first Business Day (or the second Business Day in the event that the Common Stock issuable upon conversion of such shares of Preferred Stock are to be delivered outside of the United States or Canada) following the date of the surrender of the Preferred Stock Certificates (or satisfaction of the provisions of Section XIV.B, if applicable) and the original executed version of the Notice of Conversion (the "Delivery Period"), issue and deliver to the Holder (or at its direction) (x) that number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock being converted and (y) a certificate representing the number of shares of Preferred Stock not being converted, if any. The person or persons entitled to receive shares of Common

Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares at the close of business on the Conversion Date.

     D. Stamp, Documentary and Other Similar Taxes. The Company shall pay all stamp, documentary, issuance and other similar taxes which may be imposed with respect to the issuance and delivery of the shares of Common Stock pursuant to conversion of the Preferred Stock; provided that the Company will not be obligated to pay stamp, transfer or other taxes resulting from the issuance of Common Stock to any person other than the registered holder of the Preferred Stock.

     E. No Fractional Shares. No fractional shares of Common Stock are to be issued upon the conversion of Preferred Stock, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Conversion Price of a share of Common Stock (as determined for conversion of the Preferred Stock into whole shares of Common Stock); provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.

     F. Conversion Disputes. In the case of any dispute with respect to a conversion, the Company shall promptly issue such number of shares of Common Stock as are not disputed in accordance with Sections IV.A and IV.C hereof. If such dispute involves the calculation of the Conversion Price, the Company shall submit the disputed calculations to a "Big Six" independent accounting firm selected by the Company via facsimile within two (2) business days of receipt of the Notice of Conversion. The accounting firm shall audit the calculations and notify the Company and the Holder of the results no later than two (2) business days from the date it receives the disputed calculations. The accounting firm's calculation shall be deemed conclusive, absent manifest error. The Company shall then issue the appropriate number of shares of Common Stock in accordance with Sections IV.A and IV.C hereof.

     G. Limitation on Conversions. Notwithstanding anything to the contrary set forth herein, the conversion of shares of Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

          (i) Cap Amount. For so long as Common Stock is listed on the Nasdaq, the American Stock Exchange, the New York Stock Exchange or the Nasdaq Small Cap Market, prior to Stockholder Approval (as herein defined), unless otherwise permitted by the such market or exchange, in no event shall the total number of shares of Common Stock issued upon conversion of the Preferred Stock and exercise of the Warrants (as defined in the Securities Purchase Agreement) exceed the maximum number of shares of Common Stock that the Company can without stockholder approval so issue pursuant to Nasdaq Rule 4460(i) (or any successor rule) (the "Cap Amount"), which, as of the date of issuance of the Preferred

Stock, shall be 1,995,534 shares. The Cap Amount shall be allocated pro-rata to the Holders as provided in Article XIV.C. In the event the Company is prohibited from issuing shares of Common Stock as a result of the operation of this subparagraph (i), the Company shall comply with Article VI.

          (ii)   Limitations   Holdings.   The  Preferred  Stock  shall  not  be
convertible by a Holder to the extent (but only to the extent) that, if converted by such Holder, the Holder would beneficially own in excess of 4.9% (9.9% if the applicable box on the signature page of the Securities Purchase Agreement for such Holder is marked) (the "Applicable Percentage") of the shares of Common Stock. To the extent the foregoing limitation applies, the determination of whether Preferred Stock shall be convertible (vis-a-vis other securities owned by such Holder) and of which Preferred Stock shall be converted shall be in the sole discretion of the Holder and submission of the Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such Preferred Stock is convertible and of which Preferred Stock is convertible, subject to such aggregate percentage limitation. No prior inability to convert Preferred Stock pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of convertibility. For the purposes of this Section, beneficial ownership and all calculations, including without limitation, with respect to calculations of percentage ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The provisions of this Section may be amended and/or implemented in a manner otherwise than in strict conformity with the terms of this Section with the approval of the Board of Directors of the Company and the Majority Holders: (i) with respect to any matter to cure any ambiguity herein, to correct this subsection (or any portion thereof) which may be defective or inconsistent with the intended Applicable Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Applicable Percentage limitation; and
(ii) with respect to any other matter, with the further consent of the holders of majority of the then outstanding shares of Common Stock; the provisions of this Section may be waived with the approval of the Majority Holders upon ninety
(90) days prior written notice from such Holders to the Company and all other Holders. The limitations contained in this Section shall apply to a successor Holder of Preferred Stock if, and to the extent, elected by such successor Holder concurrently with its acquisition of such Preferred Stock, such election to be promptly confirmed in writing to the Company (provided no transfer or series of transfers to a successor Holder or Holders shall be used by a Holder to evade the limitations contained herein).

     H. Required Conversion at Maturity. Subject to the limitations set forth in
Section IV.G. and provided all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock are then (i) authorized and reserved for issuance, (ii) registered under the Securities Act of 1933, as amended (the "Securities Act") for resale by all Holders of such shares of Preferred Stock and (iii) eligible to be traded on either the Nasdaq, the Nasdaq

Small Cap Market, the New York Stock Exchange or the American Stock Exchange, each share of Preferred Stock outstanding on the third anniversary of the Closing Date (the "Maturity Date") (and any accrued and unpaid Conversion Default Payments), automatically shall be converted into shares of Common Stock on such date in accordance with the conversion formula set forth in Section IV.A (the "Required Conversion at Maturity"). If a Required Conversion at Maturity occurs, the Company and the Holders shall follow the applicable conversion procedures set forth in this Article IV; provided, however, that a Notice of Conversion shall be deemed to be delivered to the Company on the Maturity Date.

     I. Electronic Transmission. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of a Holder who shall have previously instructed such Holder's prime broker to confirm such request to the Company's transfer agent, the Company shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Holder by crediting the account of Holder's prime broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system.

               V. RESERVATION OF AUTHORIZED SHARES OF COMMON STOCK

     A. Reserved Amount. The Company shall have authorized and reserved and keep available for issuance not less than 3,750,000 shares of Common Stock (the "Reserved Amount") solely for the purpose of effecting the conversion of the Preferred Stock and exercise of the warrants (the "Warrants"), in the form attached to the Securities Purchase Agreement as Exhibit B, to acquire Common Stock issued on the Closing Date pursuant to the terms of the Securities Purchase Agreement. Subject to Section V.B and Article VI, the Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to provide for the full conversion of all outstanding Preferred Stock and issuance of the shares of Common Stock in connection therewith and the full exercise of the Warrants and issuance of the shares of Common Stock in connection therewith. The Reserved Amount shall be allocated among the Holders as provided in Section XIV.C. The Board of Directors of the Company shall, not later than sixty (60) days following the date of Closing, solicit by proxy the authorization of a number of shares of Common Stock sufficient to increase the Reserved Amount to two hundred percent (200%) of the number of shares of Common Stock then issuable upon conversion of the Preferred Stock and the exercise of the Warrants.

     B. Increases to Reserved Amount. Without limiting any other provision of this Article V, if the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Authorization Trigger Date") is less than one hundred seventy-five percent (175%) of the number of shares of Common Stock issuable upon conversion of the Preferred Stock on such trading days, without giving effect to the limitations set forth in Section IV(G) hereof, the Company shall as soon as practicable notify the Holders of such occurrence and shall as soon as practicable (and in any event in the case of the initial authorization of additional shares of Common Stock, within the period specified in Section VIII.A(viii)), take all necessary action (including, if necessary, stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to two hundred percent (200%) of the number of shares of Common Stock then issuable upon conversion of the outstanding Preferred Stock.

                   VI. COMPLIANCE WITH CAP AMOUNT RESTRICTIONS

     A. Share Authorization. The Board of Directors of the Company shall, not later than 60 days following the date of the Closing, solicit by proxy the authorization (the "Stockholder Approval") by the stockholders of the Company of the issuance of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to the terms hereof in the aggregate in excess of twenty (20) percent of the outstanding shares of Common Stock and to eliminate any prohibitions under applicable law or the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or any of its securities on the Company's ability to issue shares of Common Stock in excess of the Cap Amount and use its best efforts to obtain the Stockholder Approval no later than 120 days following the date of the Closing.

     B. Obligation to Notify. If at any time after the date of issuance of the Preferred Stock the then unissued portion of any Holder's Cap Amount becomes less than one hundred seventy-five percent (175%) of the number of shares of Common Stock then issuable upon conversion of such Holder's shares of Preferred Stock without giving effect to the limitations set forth in Section IV(G) hereof (a "Trading Market Trigger Event"), the Company shall notify the Holders of such occurrence as soon as practicable.

                       VII. FAILURE TO SATISFY CONVERSIONS

     A. Conversion Default Payments. If, at any time, (x) a Holder submits a Notice of Conversion (or is deemed to submit such notice pursuant to Section IV.H) and the Company fails for any reason (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount or the Cap Amount, for which failure the Holders shall have the remedies set forth in
Article VIII) to deliver, on or prior to the second Business Day following the expiration of the Delivery Period for such conversion (said period of time being the "Extended Delivery Period"), such number of freely tradeable shares of Common Stock to which such Holder is entitled upon such conversion, or (y) the Company provides notice (including by way of public announcement) to any Holder at any time of its intention not to issue shares of Common Stock upon exercise by any Holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount or the Cap Amount) (each of
(x) and (y) being a "Conversion Default"), then the Company shall pay to the affected Holder, in the case of a Conversion Default described in clause (x) above, and to all Holders, in the case of a Conversion Default described in clause (y) above, an amount equal to 1% of the Face Amount of the Preferred Stock with respect to which the Conversion Default exists (which amount shall be deemed to be the aggregate Face Amount of all outstanding Preferred Stock in the case of a Conversion Default described in clause (y) above) for each day such Conversion Default exists. The Company shall promptly provide each Holder with notice of the occurrence of a Conversion Default with respect to any of the other Holders.

     The payments to which a Holder shall be entitled pursuant to this Section VII.A are referred to herein as "Conversion Default Payments." A Holder may elect to receive accrued Conversion Default Payments in cash or to convert all or any portion of such accrued Conversion Default Payments, at any time, into Common Stock at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Default through the Cure Date for such Conversion Default. In the event a Holder elects to receive any Conversion Default Payments in cash, it shall so notify the Company in writing. Such payment shall be made in accordance with and be subject to the provisions of
Section XIV.E. In the event a Holder elects to convert all or any portion of the Conversion Default Payments, the Holder shall indicate on a Notice of Conversion such portion of the Conversion Default Payments which such Holder elects to so convert and such conversion shall otherwise be effected in accordance with the provisions of Article IV. "Cure Date" means (i) with respect to a Conversion Default described in clause (x) of its definition, the date the Company effects the conversion of the portion of the Preferred Stock submitted for conversion and (ii) with respect to a Conversion Default described in clause (y) of its definition, the date the Company undertakes in writing to issue Common Stock in satisfaction of all conversions of Preferred Stock in accordance with the terms of this Certificate of Designation.

     B.   Adjustment  to  Conversion   Price.  If  a  Holder  has  not  received
certificates for all shares of Common Stock prior to the tenth (10th) day after the expiration of the Extended Delivery Period with respect to a conversion of Preferred Stock for any reason (other than because such issuance would exceed such Holder's allocated portion of the Reserved Amount or the Cap Amount, for which failure the Holders shall have the remedies set forth in Article VIII), then the Fixed Conversion Price in respect of any shares of Preferred Stock held by such Holder shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Default and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the Cure Date. If there shall occur a Conversion Default of the type described in clause (y) of Section VII.A, then the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Default through and including the Cure Date. The Fixed Conversion Price shall thereafter be subject to further adjustment for any events described in Section XI.

     C. Buy-In  Cure.  Unless a  Conversion  Failure  described in clause (y) of
Section VII.A has occurred, if (i) the Company fails for any reason to deliver during the Delivery Period shares of Common Stock to a Holder upon a conversion of shares of Preferred Stock in accordance with the terms of this Certificate of Designation and (ii) after the applicable Delivery Period with respect to such conversion, such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such Holder of the shares of Common Stock (the "Sold Shares") which such Holder was entitled to upon such conversion (a "Buy-In"), the Company shall pay such Holder (in addition to any other remedies available to the Holder) the amount by which (x) such Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold Shares; provided, that such purchase cannot be effected after the applicable Cure Date, if any, and both such purchase and sale must be effected in a commercially reasonable manner under the circumstances then facing the Holder to the extent such purchase and sale are under the control of such Holder. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Company will be required to pay the Holder $1,000. A Holder shall provide the Company written notification indicating any amounts payable to such Holder pursuant to this
Section VII.C. The Company shall make any payments required pursuant to this
Section VII.C in accordance with and subject to the provisions of Section XIV.E.

                     VIII. REDEMPTION DUE TO CERTAIN EVENTS

     A. Redemption Events. A "Redemption Event" means any one of the following (after expiration of the applicable cure period in the case of the events described in clauses (iv) and (vii)):

          (i) the Common Stock (including any of the shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants or required from time to time to be reserved pursuant to this Certificate of Designation or the Warrants) is suspended from trading on, or is not listed (and authorized) for trading on, the Nasdaq, the Nasdaq Small Cap Market, the American Stock Exchange, or the New York Stock Exchange for an aggregate of ten
(10) trading days in any twelve (12) month period;

          (ii) the Company fails, and any such failure continues uncured for seven (7) business days after the Company has been notified thereof in writing by the Holder, to remove any restrictive legend on any certificate for any shares of Common Stock issued to the Holders of Preferred Stock upon conversion of the Preferred Stock or upon exercise of the Warrants as and when required by this Certificate of Designation, the Warrants, the Securities Purchase Agreement, or the Registration Rights Agreement, dated as of August 29, 1997, by and among the Company and the other signatories thereto (the "Registration Rights Agreement");

          (iii) the Company provides notice to any Holder, including by way of public announcement, at any time, of its intention not to issue shares of Common Stock to any Holder upon conversion in accordance with the terms of this Certificate of Designation; except to the extent that the Company has provided the Holders with prior notice that it intends not to effect a conversion or exercise because such issuance would cause the Cap Amount or the Reserved Amount to be exceeded, in which event the Holders shall have the rights and remedies pursuant to clauses (viii) and (ix) of this Section VIII(A) and elsewhere in this Certificate of Designation;

          (iv) the Company breaches any material covenant or other material term or condition of this Certificate of Designation, the Warrants, the Securities Purchase Agreement or the Registration Rights Agreement, the breach of which would have a material adverse effect on the Company or the rights of the Holder with respect to any of the shares of Preferred Stock or the shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants, and such breach continues for a period of ten (10) business days after written notice thereof to the Company; provided, however, that if such breach may be cured by the Company and the Company is using its best efforts to cure such breach it shall not constitute a Redemption Event until such breach continues for a period of thirty (30) days after written notice thereof to the Company;

          (v) any representation or warranty of the Company made in any agreement, statement or certificate given in writing in connection with the issuance of the Preferred Stock (including, without limitation, the Warrants, the Securities Purchase Agreement and the Registration Rights Agreement), shall be false or misleading in any material respect when made and the breach of which would have a material adverse effect on the Company or the rights of the Holder with respect to any of the shares of Preferred Stock or the shares of Common Stock issuable upon conversion of the Preferred Stock or upon exercise of the Warrants;

          (vi) the Company fails: (x) to cause the registration statement required pursuant to Section 2.1 of the Registration Rights Agreement to be declared effective on or before the one hundred fiftieth (150th) day following Closing in a manner which would allow the sale of all Registrable Securities (as defined in the Registration Rights Agreement) to the fullest extent permitted under Section 2.1 of the Registration Rights Agreement; or (y) to cause the holders of Preferred Stock to be able to utilize such registration statement for the resale of all of their Registrable Securities (as defined in the Registration Rights Agreement), unless the Company is using its best efforts to remedy such inability to utilize such registration statement, subject to the Company's Board of Directors having determined in their good faith business judgment by resolution that the continued effectiveness of such registration statement would have a material adverse effect on the Company's ability to consummate a financing, acquisition, merger or joint venture, the failure of which to consummate would have a material adverse effect on the Company's financial condition, results of operations or future prospects; provided that in no event shall such failure exist for a total of more than forty-five (45) days in any fifteen (15) month period.

          (vii) the Company fails, and such failure  continues  uncured for five
(5) business days after the Company has been notified thereof in writing by the Holder, for any reason to issue shares of Common Stock within ten (10) Business Days after the expiration of the Extended Delivery Period with respect to any conversion of Preferred Stock; except to the extent that the Company has provided the Holders with prior notice that it intends not to effect a conversion or exercise because such issuance would cause the Cap Amount or the Reserved Amount to be exceeded, in which event the Holders shall have the rights and remedies provided in clauses (viii) and (ix) of this Section VIII(A) and elsewhere in this Certificate of Designation;

          (viii) the Company fails to increase the Reserved Amount within one hundred twenty (120) days following Closing and thereafter an Authorization Trigger Date occurs;

          (ix) the Company fails to eliminate the Cap Amount prohibitions or other prohibitions described in Section VI.A within one hundred twenty (120) days following the Closing and thereafter a Trading Market Trigger Event occurs;

          (x) the Company fails to obtain the effectiveness of any amendment to an existing registration statements within thirty (30) days or of any new registration statement within ten (10) days after the shareholders meeting required pursuant to Section V.A hereof and within thirty (30) days following any other Registration Trigger Date (as defined in the Registration Rights Agreement) as required by Section 3.2 of the Registration Rights Agreement; or

          (xi) if there is a default under any agreement between Company or any of its affiliates and Foothill Capital Corporation ("Foothill") which enables in the acceleration of the maturity of the debt owed by Company to Foothill (or if such debt is not repaid by Company to Foothill at Maturity).

     B. Redemption By Holder. Upon the occurrence of a Redemption Event, each Holder shall have the right to elect at any time and from time to time by delivery of a Redemption Notice (as defined herein) to the Company while such Redemption Event continues, to require the Company to purchase for cash for an amount per share equal to the Redemption Amount (as defined herein), (i) in the case of a Redemption Event described in clause (i) through (vii), any or all of the then outstanding shares of Preferred Stock held by such Holder, (ii) in the case of a Redemption Event described in clause (viii), a portion of the Holder's Preferred Stock such that, after giving effect to such purchase, the Holder's allocated portion of the Reserved Amount exceeds two hundred percent (200%) of the total number of Common Stock issuable to such Holder upon conversion of its Preferred Stock and exercise of its Warrants, (iii) in the case of a Redemption Event described in clause (ix), a portion of the Holder's Preferred Stock such that, after giving effect to such purchase, the Holder's allocated portion of the Cap Amount exceeds two hundred percent (200%) of the total number of Common Stock issuable to such Holder upon conversion of its Preferred Stock and exercise of its Warrants and (iv) in the case of a Redemption Event described in clause (x), a portion of the Holder's Preferred Stock such that, after giving effect to such purchase, the Holder's allocated portion of the Registrable Securities (as defined in the Registration Rights Agreement) exceeds two hundred percent (200%) of the total number of Common Stock issuable to such Holder upon conversion of its Preferred Stock and exercise of its Warrants.

     C. Definition of Redemption Amount. The "Redemption Amount" with respect to a share of Preferred Stock means an amount equal to the greater of (i) 1.25 times the aggregate Face Amount of the Preferred Stock for which a demand is being made and (ii) an amount determined by the following formula:

                     Face Amount
                ---------------------
               (         C P         )      X       M

                ---------------------       ---------


where:

     "CP" means the Conversion Price in effect on the date of the Redemption Notice; and

     "M" means the highest closing bid price of the Company's Common Stock during the period beginning on the date ten (10) trading days before the date of the Redemption Notice and ending on the date five (5) trading days after the date of the Redemption Notice, as reported on the principal securities exchange or trading market on which the Common Stock is traded.

     D. Redemption Defaults. If the Company fails to pay any Holder the Redemption Amount with respect to any share of Preferred Stock within five (5) business days of its receipt of a notice requiring such redemption (a "Redemption Notice"), then the Holder delivering such Redemption Notice (i) shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of (x) the sum of prime rate published from time to time by the Wall Street Journal plus five percent (5%) and (y) the highest interest rate permitted by applicable law from the date of the Redemption Notice until the date of redemption hereunder, and (ii) shall have the right, at any time and from time to time, to require the Company, upon written notice, to immediately convert (in accordance with the terms of Section IV.A) all or any portion of the Redemption Amount, plus interest as aforesaid, into shares of Common Stock at a Conversion Price equal to the lower of (x) the Conversion Price in effect on the date of the Redemption Notice and (y) the Conversion Price in effect on the date that such Holder receives shares of Common Stock with respect to such Redemption Amount. In the event the Company is not able to redeem all of the shares of Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in the Redemption Notice relative to the total number of shares of Preferred Stock in all of the Redemption Notices. The interest provided for in this Section VIII.D shall not be duplicative of the 1% per day payment provided for pursuant to Section VII.A of this Certificate of Designation.

     E. Additional Cap Amount Remedies. Upon a Redemption Event described in clause (ix), any Holder who is so prohibited from converting its Preferred Stock may elect one or both of the following: (i) require, with the consent of the Majority Holders (including any shares of Preferred Stock held by the requesting Holder), the Company to terminate the listing of its Common Stock on Nasdaq and to cause its Common Stock to be listed on the Nasdaq Small Cap Market or on the over-the-counter electronic bulletin board, at the option of the requesting Holder; and (ii) require the Company to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion price equal to the Conversion Price in effect on the date of the Holder's written notice to the Company of its election to receive shares of Common Stock pursuant to this subparagraph (ii).

     F. Partial Redemption Upon Sale or Licensing of Patent Rights.

          (i) From time to time following the sale or license by the Company or any subsidiary of the Company of patent rights pursuant to Section 12 of that certain Patent Security Agreement dated as of August 29, 1997, and so long as no Redemption Event shall have occurred and the Company is not in material violation of any of its obligations under the Securities Purchase Agreement, the Company shall have the right to redeem (a "Voluntary Redemption") Preferred Stock having a Face Amount of up to $11,200,000 for an amount in cash paid by wire transfer of immediately available funds equal to the Face Amount plus the applicable Voluntary Redemption Premium (as defined below) of the Preferred Stock so redeemed.

          (ii) Any Voluntary Redemption pursuant to this Section VIII.F shall be made ratably among Holders in proportion to the Face Amount of Preferred Stock then outstanding and held by such Holders.

          (iii) The "Voluntary Redemption Premium" shall be: (x) if the aggregate Face Amount of Preferred Stock redeemed pursuant to this Section VIII.F is equal to or less than $6,400,000, (A) with respect to Voluntary Redemptions for which payment is made on or prior to October 28, 1997, 4.0%; (B) with respect to Voluntary Redemptions for which payment is made after October 28, 1997 and on or prior to November 27, 1997, 6.75%; (C) with respect to Voluntary Redemptions for which payment is made after November 27, 1997, and on or prior to December 27, 1997, 10.0%; and (D) with respect to Voluntary Redemptions for which payment is made after December 27, 1997 and on or prior to January 26, 1998, 14.0%; and (y) if the aggregate Face Amount of Preferred Stock redeemed pursuant to this Section VIII.F is greater than $6,400,000, (A) with respect to Voluntary Redemptions for which payment is made on or prior to September 28, 1997, 15.0%; (B) with respect to Voluntary Redemptions for which payment is made after September 28, 1997 and on or prior to October 28, 1997, 20.0%; and (C) with respect to Voluntary Redemptions for which payment is made after October 28, 1997 and on or prior to November 27, 1997, 30.0%; provided, that if following one or more Voluntary Redemptions with respect to which a Voluntary Redemption Premium determined pursuant to clause (x) above is paid, a

Voluntary Redemption is made which would cause the aggregate Face Amount of Preferred Stock redeemed pursuant to this Section VIII.F to exceed $6,400,000, then the Voluntary Redemption Premium for all of such prior Voluntary Redemptions shall be recalculated pursuant to clause (y) above, and the difference between the Voluntary Redemption Premium determined pursuant to clause (y) with respect to each such previous Voluntary Redemption and the Voluntary Redemption Premium paid as determined pursuant to clause (x) with respect to such previous Voluntary Redemption shall be paid as additional Voluntary Redemption Premium at the time of the Voluntary Redemption which triggers the application of this provision.

          (iv) No Voluntary Redemption may be made after November 27, 1997 if the aggregate Face Amount of Preferred Stock redeemed pursuant to this Section VIII.F would thereby be greater than $6,400,000. No Voluntary Redemption may be made after January 26, 1998.

          (v) The Company shall effect a Voluntary Redemption under this Section VIII.F by giving prior written notice (the "Voluntary Redemption Notice"), which notice may only be delivered on a business day on or after August 29, 1997 and on or prior to January 12, 1998. The Voluntary Redemption Notice shall state the Face Amount of Preferred Stock to be redeemed and the date on which the Voluntary Redemption is to occur (which shall not be less than ten (10) business days after the date of delivery of the Voluntary Redemption Notice) and shall be delivered by the Company to the Holders at the address of such Holder appearing on the register of the Company for the Preferred Stock.

          Within seven (7) business days after the date of delivery of the Voluntary Redemption Notice, each Holder shall provide the Company with instructions as to the account to which payments associated with such Voluntary Redemption should be deposited. On the date of the Voluntary Redemption, provided for in the relevant Voluntary Redemption Notice, (x) the Company will deliver the redemption amount via wire transfer to the account designated by the Holders, (y) the Holders will deliver the certificates relating to that number of shares of Preferred Stock being redeemed, duly executed for transfer or accompanied by executed stock powers, in either case, transferring that number of shares to be redeemed. Within five (5) business days after such Voluntary Redemption the Company will deliver to the Holders new certificates representing that number of shares held by the Holders after such Voluntary Redemption. Upon the occurrence of the wire transfer (or, in the absence of a Holder designating an account to which funds should be transferred, delivery of a certified check in the amount due such Holder in connection with such Voluntary Redemption to the address of such Holder appearing on the register of the Company for the Preferred Stock), that number of shares to be redeemed pursuant to such Voluntary Redemption as represented by the previously issued certificates will be deemed no longer outstanding.

     G. Capital Impairment. In the event that Section 160 of the Delaware General Corporation Law ("GCL"), would be violated by the redemption of any shares of Preferred Stock that are otherwise subject to redemption pursuant to this Article VIII, the Company: (i) will redeem the greatest number of shares of Preferred Stock possible without violation of said Section; (ii) the Company thereafter shall use its best efforts to take all necessary steps permitted pursuant to this Certificate of Designation and the agreements entered into in connection with the issuance of Preferred Stock pursuant hereto in order to remedy its capital structure in order to allow further redemptions without violation of said Section; and (iii) from time to time thereafter as promptly as possible the Company shall redeem shares of Preferred Stock at the request of the Holders to the greatest extent possible without causing a violation of
Section 160 of the GCL. Any Holder shall have the right, at any time and from time to time, to require the Company, upon written notice, to immediately convert (in accordance with the terms of Section IV.A) all or any portion of the Redemption Amount plus any interest or other charges which have accrued into shares of Common Stock at a Conversion Price equal to the lowest Conversion Price in effect during the period beginning on the date of the Redemption Notice and ending on the Conversion Date with respect to the Conversion of such Redemption Amount. In the event the Company is not able to redeem all the shares of the stock subject to Redemption Notices, the Company shall redeem shares of Preferred Stock from each Holder pro rata, based on the total number of shares of Preferred Stock included by such Holder in the Redemption Notice relative to the total number of Preferred Stock in all Redemption Notices. In addition, so long as the Company is prevented from redeeming shares of Preferred Stock pursuant to this Section VIII.G, the Company (i) will operate only in the ordinary course of business and will not incur any expenditures outside of the ordinary course of business, and (ii) will not enter into any acquisition, merger or joint venture transactions.

                             IX. RANK; PARTICIPATION

     A. Rank. All shares of the Preferred Stock shall rank (i) prior to the Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created (unless, with the consent of the Holders obtained in accordance with Article XIII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Preferred Stock) (collectively, with the Common Stock, "Junior Securities"); (iii) pari passu with any class or series of capital stock of the Company hereafter created (with the consent of the Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, on parity with the Preferred Stock (the "Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Company hereafter created (with the consent of the Holders obtained in accordance with Article XIII hereof) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

     B. Participation. Subject to the rights of the holders (if any) of Pari Passu Securities and Senior Securities, the Holders shall, as such Holders, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted their shares of Preferred Stock into Common Stock (without regard to any limitations on conversion herein or elsewhere contained) and had been issued such Common Stock on the day before the record date for said dividend or distribution. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                            X. LIQUIDATION PREFERENCE

     A. Liquidation of the Company. If the Company shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Company shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Company shall liquidate, dissolve or wind up, or if the Company shall otherwise liquidate, dissolve or wind up (a "Liquidation Event"), no distribution shall be made to the Holders of any shares of capital stock of the Company (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto the Holders shall have received the Liquidation Preference (as herein defined) with respect to each share. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the Holders and holders of Pari Passu Securities shall be insufficient to permit the payment to such Holders of the preferential amounts payable thereon, then the entire assets and funds of the Company legally available for distribution to the Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

     B. Certain Acts Not a Liquidation. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other entity nor the sale or transfer by the Company of less than substantially all of its assets shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company.

     C. Definition of Liquidation Preference. The "Liquidation Preference" with respect to a share of Preferred Stock means an amount equal to the Face Amount thereof plus any other amounts that may be due from the Company with respect thereto through the date of final distribution. The Liquidation Preference with respect to any Pari Passu Securities shall be as set forth in the Certificate of Designation filed in respect thereof.

          XI. ADJUSTMENTS TO THE CONVERSION PRICE; CERTAIN PROTECTIONS

     The Conversion Price shall be subject to adjustment from time to time as follows:

     A. Stock Splits, Stock Dividends, Etc. If at any time on or after the Closing Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased. In such event, the Company shall notify the Company's transfer agent of such change on or before the effective date thereof.

     B. Certain Public Announcements. In the event that (i) the Company makes a public announcement that it intends to consolidate or merge with any other entity (other than a merger in which the Company is the surviving or continuing entity and its capital stock is unchanged and there is no distribution thereof)) or to sell or transfer all or substantially all of the assets of the Company or
(ii) any person, group or entity (including the Company) publicly announces a tender offer to purchase 50% or more of the Common Stock (the date of the announcement referred to in clause (i) or (ii) of this paragraph is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the consummation of the proposed tender offer or transaction or the Abandonment Date (as defined below), be equal to the lesser of (x) the Conversion Price calculated as provided in Article IV or (y) the Conversion Price which would have been applicable for Conversion occurring on the Announcement Date. From and after the Abandonment Date, as the case may be, the Conversion Price shall be determined as set forth in Article IV. The "Abandonment Date" means with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this paragraph has been made, the date which is seven trading days after the date upon which the Company (in the case of clause (i) above or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which cause this paragraph to become operative, or such offer expires in accordance with its terms.

     C. Major Transactions. If the Company shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "Major Transaction"), then each Holder shall thereafter be entitled to receive consideration, in exchange for each share of Preferred Stock held by it, equal to the greater of, as determined in the sole discretion of such Holder: (i) the number of shares of stock or securities or property of the Company, or of the entity resulting from such consolidation or merger (the "Major Transaction Consideration"), to which a Holder of the number of shares of Common Stock delivered upon conversion of such shares of Preferred Stock would have been entitled upon such Major Transaction had the Holder exercised its right of conversion (without regard to any limitations on conversion herein contained) on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Company shall make lawful provision therefor as a part of such consolidation, merger or reclassification; and (ii) 125% of the Face Amount of such shares of Preferred Stock in cash. No sooner than ten (10) days nor later than five (5) days prior to the consummation of the Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("Notice of Major Transaction") to each Holder, which Notice of Major Transaction shall be deemed to have been delivered one (1) business day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Major Transaction. Such Notice of Major Transaction shall indicate the amount and type of the Major Transaction Consideration which such Holder would receive under clause (i) of this Section XI.B If the Major Transaction Consideration does not consist entirely of United States dollars, such Holder may elect to receive United States dollars in an amount equal to the value, determined by a Big-6 accounting firm selected by the Company that is reasonably acceptable to Holders of the Major Transaction Consideration in lieu of the Major Transaction Consideration by delivering notice of such election to the Company within five (5) days of the Holder's receipt of the Notice of Major Transaction.

     D. Adjustment Due to Distribution. If at any time after the Closing Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Company's stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "Distribution"), then the Fixed Conversion Price shall be equitably adjusted to take account of such distribution.

     E. Issuance of Other Securities With Variable Conversion Price. If, at any time after the Closing Date the Company shall issue any securities which are convertible into or exchangeable for Common Stock ("Convertible Securities") at a conversion or exchange rate based on a discount from the market price of the Common Stock at the time of conversion or exercise, then the Variable Conversion Price in respect of any conversion of Preferred Stock after such issuance shall be calculated utilizing the greatest percentage discount applicable to any such Convertible Securities.

     F. Purchase Rights. If at any time after the Closing Date, the Company issues any Convertible Securities or rights to purchase stock, warrants, securities or other property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Stock (without regard to any limitations on conversion or exercise herein or elsewhere contained) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

     G. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article XI, the Company, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Holder, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Preferred Stock.

                               XII. VOTING RIGHTS

     The holders of Preferred Stock shall have no voting power whatsoever, except as otherwise provided by the Delaware General Corporation Law (the "General Corporation Law"), in this Article XII and in Article XIII below.

     Notwithstanding the above, the Company shall provide each Holder with prior notification of any meeting of the stockholders (and copies of proxy materials and all other information sent to stockholders). If the Company takes a record of its stockholders for the purpose of determining stockholders entitled to (a) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (b) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Company, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Company, the Company shall mail a notice to each Holder, at least twenty
(20) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

     To the extent that under the General Corporation Law the vote of the holders of the Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the Holders of at least a majority of the shares of the Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the General Corporation Law) shall constitute the approval of such action by the class. To the extent that under the General Corporation Law Holders are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is to be calculated for this purpose.

                           XIII. PROTECTION PROVISIONS

     So long as any shares of Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of the Majority Holders: (a) alter or change the rights, preferences or privileges of the Preferred Stock; (b) alter or change the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Preferred Stock; (c) create any Senior Securities; (d) create any Pari Passu Securities; (e) increase the authorized number of shares of Preferred Stock; (f) redeem, or declare or pay any cash dividend or distribution in excess of __% per annum on, any Junior Securities; or (g) do any act or thing not authorized or contemplated by this Certificate of Designation which would result in any taxation with respect to the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended, (or otherwise suffer to exist any such taxation as a result thereof).

If the Majority Holders agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Preferred Stock pursuant to subsection (a) above, then the Company shall deliver notice of such approved change to the Holders that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right, for a period of thirty (30) days after the date such notice was given by the Company, to convert pursuant to the terms of this Certificate of Designation as they existed prior to such alteration or change or to continue to hold their shares of Preferred Stock.

                               XIV. MISCELLANEOUS

     A. Cancellation of Preferred Stock. If any shares of Preferred Stock are converted pursuant to Article IV, the shares so converted shall be canceled, shall return to the status of authorized but unissued preferred stock of no designated series, and shall not be issuable by the Company as Preferred Stock.

     B. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (z) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the Holder contemporaneously requests the Company to convert such Preferred Stock.

     C. Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated among the Holders in the same proportion as the number of shares of Preferred Stock initially held by such Holder bears to the aggregate number of outstanding shares of Preferred Stock. Each increase to the Cap Amount or Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Preferred Stock held by each Holder at the time of the increase in the Cap Amount or Reserved Amount, as the case may be. In the event a Holder shall sell or otherwise transfer any of such Holder's shares of Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor's Cap Amount and Reserved Amount. Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Preferred Stock shall be allocated among the remaining Holders, pro rata based on the number of shares of Preferred Stock then held by such Holders.

     D. Statements of Available Shares. Upon request, the Company shall deliver to each Holder a written report notifying the Holders of any occurrence which prohibits the Company from issuing Common Stock upon such conversion. The report shall also specify (i) the total number of shares of Preferred Stock outstanding as of the date of the request, (ii) the total number of shares of Common Stock issued upon all conversions of Preferred Stock through the date of the request,
(iii) the total number of shares of Common Stock which are reserved for issuance upon conversion of the Preferred Stock as of the date of the request, and (iv) the total number of shares of Common Stock which may thereafter be issued by the Company upon conversion of the Preferred Stock before the Company would exceed the Cap Amount and Reserved Amount. The Company shall provide, within fifteen
(15) days after delivery to the Company of a written request by any Holder, all of the information enumerated in clauses (i) - (iv) of this Section XIV.D.

     E. Payment of Cash; Defaults. Whenever the Company is required to make any cash payment to a Holder under this Certificate of Designation (as a Conversion Default Payment, Redemption Amount or otherwise), such cash payment shall be made to the Holder by the method (by certified or cashier's check or wire transfer of immediately available funds) elected by such Holder. If such payment is not delivered when due such Holder shall thereafter be entitled to interest on the unpaid amount until such amount is paid in full to the Holder at a per annum rate equal to the lower of (x) the sum of prime rate published from time to time by the Wall Street Journal plus five percent (5%) and (y) the highest interest rate permitted by applicable law. Payment of interest under this
Section XIV.E shall not be duplicative of the interest provided for in clause
(i) of Section VIII.D or the 1% per day payment provided for pursuant to Section VII.A of this Certificate of Designation.

     F. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein; provided, however, that the Company shall be entitled to prepare summaries of this Certificate of Designation for purposes of complying with its disclosure obligations and in connection with bona fide disputes as to the operations of the provisions of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder hereof and shall not, except as expressly provided herein or in the Intercreditor Agreement entered into with Foothill Capital Corporation in connection with the issuance of the Preferred Stock, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Preferred Stock and that the remedy at law for any such breach may he inadequate. The Company therefore agrees, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

     G. Specific Shall Not Limit General. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.

     H. Failure or Indulgency Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, not shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed this 29th day of August, 1997.


                                         LASERSIGHT INCORPORATED


                                         By:  /s/ Michael R. Farris
                                             -------------------------
                                         Name:  Michael R. Farris
                                         Title:   President
Attest:

/s/ Gregory L. Wilson
-------------------------
Gregory L. Wilson, Secretary

                                    EXHIBIT A
                                    ---------

                              NOTICE OF CONVERSION

The  undersigned   hereby  irrevocably  elects  to  convert  (the  "Conversion")
$__________ Face Amount of the Series B Convertible Participating Preferred Stock (the "Preferred Stock") (i.e., $_________) plus all accrued and unpaid Conversion Default Payments relating thereto (if any) (each defined term used but not defined in this notice shall have the meaning assigned to it in the Designation, Preferences and Rights of Series B Convertible Participating Preferred Stock of LaserSight Incorporated (the "Certificate of Designation")), into shares of common stock ("Common Stock") of Lasersight Incorporated (the "Company") according to the conditions of the Certificate of Designation, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion except as provided herein.

The undersigned covenants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Preferred Stock(s) for the principal balance which shall not have been converted.

                               Date of Conversion:____________________________

                               Applicable Conversion Price:___________________

                               Amount of Conversion Default Payments
                               to be Converted, if any:_______________________

                               Number of Shares of
                               Common Stock to be Issued:_____________________

                               Signature:_____________________________________

                               Name:__________________________________________

                               Address:_______________________________________


ACKNOWLEDGED AND AGREED:

LASERSIGHT INCORPORATED

BY:__________________________
NAME:________________________
TITLE:_______________________            DATE:________________________________

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             LASERSIGHT INCORPORATED


         LaserSight Incorporated (the "Company"), a corporation organized and existing under the laws of the State of Delaware, in order to amend its Certificate of Incorporation (the "Certificate") pursuant to the provisions of the General Corporation Law of the State of Delaware (the "Act"), does hereby certify as follows:

         1. At a meeting duly called and held, the Board of Directors of the Company unanimously adopted a resolution to submit to the shareholders of the Company a proposal to amend Section 1(a) of Article IV of the Certificate to increase the number of shares of common stock which the company is authorized to issue from 20,000,000 to 40,000,000.

         2. The full text of Section 1(a) of Article IV of the Certificate shall be amended hereby to read as follows:

                  (a) Common  Stock.  The  aggregate  number of shares of Common
         Stock  which  the   corporation   shall  have  authority  to  issue  is
         40,000,000, each with a par value of $.001 per share.

         3. At a special meeting of the Company's stockholders duly called and held upon notice in accordance with Section 222 of the Act, the foregoing amendment to the Certificate was duly adopted by the holders of at least a majority of the outstanding common stock of the Company entitled to vote thereon in accordance with the provisions of Section 242 of the Act.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 27th day of February, 1998.


                                             LASERSIGHT INCORPORATED


                                             By:  /s/ Michael R. Farris
                                                 --------------------------
                                                  Michael R. Farris
                                                  President


Attest:  /s/ Gregory L. Wilson
        --------------------------
         Gregory L. Wilson
         Secretary

                             LASERSIGHT INCORPORATED

                     CERTIFICATE OF DESIGNATION, PREFERENCES

                AND RIGHTS OF SERIES C CONVERTIBLE PARTICIPATING

                                 PREFERRED STOCK



         We, Michael R. Farris and Gregory L. Wilson, the President and Secretary of LaserSight Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify that, pursuant to the authority confirmed upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended and restated, the Board of Directors on June 4, 1998, adopted the following resolution creating a series of 2,000,000 shares of Preferred Stock designated as Series C Convertible Participating Preferred Stock with a face amount of $4.00 per share:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation, as amended and restated, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1.  Designation and Number.

                  (a) There is hereby designated a series of Preferred Stock to be known as "Series C Convertible Participating Preferred Stock." The number of shares constituting the Series C Convertible Participating Preferred Stock (the "Series C Preferred Stock") shall be 2,000,000, which number may not be increased without the approval of the holders of a majority of the then outstanding shares of the Series C Preferred Stock.

                  (b) The Series C Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, (i) rank senior to the Common Stock, par value $.001 per share, of the Corporation (the "Common Stock"), (ii) senior to any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock (the "Junior Stock"), (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock (the "Pari Passu Stock"), and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of a majority of all shares of Series C Preferred Stock outstanding on the date of such creation) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Stock").

         2. Dividends. The holders of the Series C Preferred Stock shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if the holders of the Series C Preferred Stock had converted their shares of Series C Preferred Stock pursuant to the provisions of
Section 6 and had been issued such Common Stock on the day before the record date for said dividend or distribution, provided that the holders of the Series C Preferred Stock will not receive dividends or distributions which are payable in Common Stock. Payments under the preceding sentence shall be made concurrently with dividends and distributions to the holders of Common Stock.

         3. Voting Rights. In addition to any voting rights provided by law, the holder of each share of Series C Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and the shares of Series C Preferred Stock held by each such holder shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series C Preferred Stock could be converted pursuant to the provisions of Section 6 at the record date for the determination of the stockholders entitled to vote on such matters. Except as required by law or as otherwise specifically set forth in this Certificate of Designation, the holders of shares of Series C Preferred Stock and Common Stock shall vote together as a single class and not as separate classes.

         4. No Reissuance of Shares. Shares of Series C Preferred Stock converted, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the conversion, purchase or acquisition thereof. None of such shares of Series C Preferred Stock shall be reissued by the Corporation.

         5.  Liquidation, Dissolution or Winding Up.

                  (a) In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding up of the Corporation (each, a "Liquidation"), the assets of the Corporation available for distribution to the Corporation's stockholders shall be paid or distributed in the following order: (i) first to satisfy all required payments to holders of Senior Stock, (ii) second to pay the holders of the Series C Preferred Stock the Preferred Amount Per Share (as defined in Section
11) and satisfy all required payments to the holders of Pari Passu Stock, and
(iii) third to satisfy any required payments to holders of Junior Stock. If, upon any such Liquidation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series C Preferred Stock and holders of Pari Passu Stock shall be insufficient to permit payment of the full amount required to be paid to the holders of the Series C Preferred Stock and holders of Pari Passu Stock, then the entire assets of the Corporation to be distributed among the holders of the Series C Preferred Stock and the holders of Pari Passu Stock shall be distributed ratably among such holders.

                  (b)  Upon  the  completion  of the  distribution  required  by
Section 5(a), the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Senior Stock,

Series C Preferred Stock, Pari Passu Stock and Junior Stock based on the number of shares of Common Stock held by each (assuming conversion of all such Senior Stock, Series C Preferred Stock, Pari Passu Stock and Junior Stock at the then effective conversion price of each such security).

                  (c) After the payment to the holders of shares of the Series C Preferred Stock and Pari Passu Stock of the full amount of any liquidating distribution to which they are entitled under this Section 5, the holders of the Series C Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         6.  Conversion.

                  (a) Each holder of Series C Preferred Stock may, at any time and from time to time, convert each of such holder's shares of Series C Preferred Stock into a number of shares of Common Stock, equal to the quotient of the Preferred Amount Per Share divided by the Conversion Price (such quotient being referred to herein as the "Conversion Ratio").

                  (b) In order for a holder of Series C Preferred Stock to effect a conversion of Series C Preferred Stock into shares of Common Stock such holder shall: (i) fax a copy of the fully executed notice of conversion in the form of Exhibit A hereto ("Notice of Conversion") to the Corporation, and (ii) surrender or cause to be surrendered the certificates representing the Series C Preferred Stock being converted accompanied by duly executed stock powers and the original executed version of the Notice of Conversion as soon as practicable thereafter.

                  (c) Within seven business days after the Corporation's receipt of a Notice of Conversion, the Corporation shall require the Corporation's transfer agent to promptly issue and deliver to the holder of Series C Preferred Stock who provided the Notice of Conversion (i) that number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock being converted, and (ii) a certificate representing the number of shares of Series C Preferred Stock not being converted, if any.

                  (d) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series C Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series C Preferred Stock into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series C Preferred Stock.

                  (e) The Conversion Price shall be subject to adjustment from time to time as follows:

                           (i) In case the Corporation shall at any time or from
time to time after the date hereof (A) pay any dividend, or make any distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price in effect on the record date therefor, if applicable, or the effective date thereof, whichever is earlier, shall be adjusted so that the holder of any shares of Series C Preferred Stock thereafter convertible into Common Stock pursuant to this Certificate of Designation shall be entitled to receive the number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series C Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor, as applicable. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                           (ii) If the  Corporation  shall  take a record of the
holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

                  (f) The issuance of certificates for shares of Common Stock upon conversion of the Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted.

                  (g) The Corporation will at no time close its transfer books against the transfer of any Series C Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock in any manner which interferes with the timely conversion of such Series C Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  (h) As used in this paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, as constituted on the date of filing of this Certificate of Designation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor be entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares of Common Stock receivable upon conversion of shares of Series C Preferred Stock shall include only shares designated as Common Stock of the

Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets to be issued in exchange for such Common Stock pursuant thereto.

                  (i)  In  the  case  of  a  proposed   reorganization   of  the
Corporation or a proposed reclassification or recapitalization of the capital stock of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Section 6), each share of Series C Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Preferred Stock would have been entitled upon such reorganization, reclassification or recapitalization; and, in any such case, appropriate adjustment (as determined in the reasonable discretion of the Corporation's Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series C Preferred Stock.

                  (j) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series C Preferred Stock. If more than one share of Series C Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C Preferred Stock so surrendered.

         7. Reports as to Adjustment. Upon any adjustment of the Conversion Price pursuant to the provisions of Section 6, then, and in each such case, the Corporation shall within 30 days after the occurrence of the event creating such adjustment, deliver to each of the holders of the Series C Preferred Stock and the Common Stock, a certificate signed by an officer of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price in effect following such adjustment.

         8. Certain Covenants. Any registered holder of Series C Preferred Stock may proceed to protect and enforce its rights and the rights of any other holders of Series C Preferred Stock with any and all remedies available at law or in equity.

         9. Protective Provisions. So long as shares of Series C Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock:

                  (a) alter or change the rights, preference or privileges of the shares of Series C Preferred Stock or otherwise amend this Certificate of Designation or the Amended and Restated Certificate of Incorporation of the Corporation so as to affect adversely the shares of Series C Preferred Stock; or

                  (b) increase the authorized number of shares of Series C Preferred Stock or issue additional shares of Series C Preferred Stock.

         10. Conversion at Maturity. Each share of Series C Preferred Stock outstanding on the third anniversary of the Issue Date shall automatically be converted into shares of Common Stock in accordance with the terms of Section 6 utilizing the Conversion Ratio then in effect.

         11. Definitions. In addition to any other terms defined herein, for purposes of this Certificate of Designation, the following terms shall have the meanings indicated:

                  "Conversion Price," determined as of any date, shall initially equal $4.00 and shall be subject to adjustment as provided in paragraph (e) of
Section 6.

                  The term "distribution" shall include the transfer of cash or property to the holders of a class of capital stock of the Corporation, without consideration, whether by way of dividend or otherwise (except a dividend in shares of such class of stock). The time of any distribution by way of dividends shall be the date of declaration thereof.

                  "Issue Date" shall mean the date the Corporation first issues a share of Series C Preferred Stock.

                  "Person"  shall  mean  any  individual,   firm,   corporation,
partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Preferred Amount Per Share" shall mean, with respect to each share of Series C Preferred Stock, $4.00 (as adjusted to reflect stock dividends, stock splits, subdivisions, reclassifications or combinations occurring after the Issue Date).

IN WITNESS WHEREOF, we have executed and subscribed this Certificate this 5th day of June, 1998.


                                   LASERSIGHT INCORPORATED



                                   By:  /s/ Michael R. Farris
                                        ------------------------------
                                        Michael R. Farris
                                        President and Chief Executive Officer

ATTEST:


/s/ Gregory L. Wilson
--------------------------
Gregory L. Wilson
Secretary












                  SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION

                                    EXHIBIT A
                                    ---------


                              NOTICE OF CONVERSION


As of the date written below, the undersigned hereby irrevocably elects to convert (the "Conversion") ________ shares of the Series C Convertible Preferred Stock (the "Series C Preferred Stock") into shares of common stock, $.001 par value ("Common Stock") of Lasersight Incorporated (the "Corporation") according to the conditions of the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock of the Corporation.

The undersigned covenants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Series C Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Series C Preferred Stock certificate(s) for the shares of Series C Preferred Stock which shall not have been converted.

                         Date of Conversion:____________________________________

                         Applicable Conversion Price:___________________________

                         Number of Shares of
                         Common Stock to be Issued:_____________________________

                         Signature:_____________________________________________

                         Name:__________________________________________________

                         Address:_______________________________________________

                                 _______________________________________________

                                     FORM OF

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                                       OF

               SERIES D CONVERTIBLE PARTICIPATING PREFERRED STOCK

                                       OF

                             LASERSIGHT INCORPORATED


        We, Michael R. Farris and Gregory L. Wilson, the President and Secretary, respectively, of LaserSight Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), do hereby certify that, pursuant to the authority confirmed upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended and restated, the Board of Directors on June 12, 1998, adopted the following resolution creating a series of 2,000,000 shares of Preferred Stock designated as Series D Convertible Participating Preferred Stock with a face amount of $4.00 per share:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation, as amended and restated, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1.  Designation and Number.

                  (a) There is hereby designated a series of Preferred Stock to be known as "Series D Convertible Participating Preferred Stock." The number of shares constituting the Series D Convertible Participating Preferred Stock (the "Series D Preferred Stock") shall be 2,000,000, which number may not be increased without the approval of the holders of a majority of the then outstanding shares of the Series D Preferred Stock.

                  (b) The Series D Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, (i) rank senior to the Common Stock, par value $.001 per share, of the Corporation (the "Common Stock"), (ii) rank senior to any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock (the "Junior Stock"), (iii) rank pari passu with the Corporation's Series C Convertible Participating Preferred Stock and pari passu with any class or series of capital stock of the Corporation hereafter created which specifically ranks, by its terms, on parity with the Series D Preferred Stock (the "Pari Passu Stock"), and (iv) rank junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of a majority of all shares of Series D Preferred Stock outstanding on the date of such creation) specifically ranking, by its terms, senior to the Series D Preferred Stock (the "Senior Stock").

         2. Dividends. The holders of the Series D Preferred Stock shall be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if the holders of the Series D Preferred Stock had converted their shares of Series D Preferred Stock pursuant to the provisions of
Section 6 and had been issued such Common Stock on the day before the record date for said dividend or distribution, provided that the holders of the Series D Preferred Stock will not receive dividends or distributions which are described in Section 6(e)(i) and payable in Common Stock. Payments under the preceding sentence shall be made concurrently with dividends and distributions to the holders of Common Stock.

         3.  Voting Rights.

                  (a) In addition to any voting rights provided by law and the special voting rights provided in Section 3(b), the holder of each share of Series D Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and the shares of Series D Preferred Stock held by each such holder shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series D Preferred Stock could be converted pursuant to the provisions of Section 6 of this Certificate of Designation at the record date for the determination of the stockholders entitled to vote on such matters, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise specifically set forth in this Certificate of Designation, the holders of shares of Series D Preferred Stock and Common Stock shall vote together as a single class and not as separate classes.

                  (b) Subject to the terms of Section 3(d), the holders of the Series D Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting separately as a single class to elect one director of the Corporation, with the remaining directors to be elected by the other classes of stock entitled to vote therefore at each meeting of stockholders held for the purpose of electing directors (the "Series D Preferred Director"). The right of the holders of Series D Preferred Stock to vote for the election of directors may be exercised at any annual meeting or at any special meeting called for such purpose or at any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of all shares of Series D Preferred Stock outstanding as of the record date of such written consent.

                  (c) With respect to the Series D Preferred Director, within twenty-five (25) days after the Issue Date, the Board of Directors of the Corporation shall call for a special meeting or written consent of the holders of shares of Series D Preferred Stock to elect the Series D Preferred Director. Any director elected pursuant to this Section 3, shall serve as a director until his successor is elected and qualified. In the event of a vacancy in respect of any directorship elected by the holders of shares of Series D Preferred Stock pursuant to this clause (c), the Corporation agrees to call a special meeting of the holders of shares of Series D Preferred Stock at the request of the majority of the holders of outstanding Series D Preferred Stock, in order that the holders of the Series D Preferred Stock may elect a successor director, and at which meeting the holders of Series D Preferred Stock shall be entitled to the same voting rights as provided in the first sentence of the prior paragraph.

                  (d) The voting rights with respect to the Series D Preferred Director will terminate and thereafter be of no force or effect if on any date the Corporation's Board of Directors fixes the record date for a meeting of the Corporation's stockholders at which directors will be elected (the "Determination Date"), that number of full shares of Common Stock into which all then outstanding shares of Series D Preferred Stock, if any, could be converted pursuant to Section 6 is less than 7.5% of all then outstanding shares of Common Stock on the Determination Date. Upon termination of the voting rights with respect to the Series D Preferred Director pursuant to the terms of this Section 3(d), the Series D Preferred Director then in office will serve until the date of the Corporation's next meeting at which directors are elected.

         4. No Reissuance of Shares. Shares of Series D Preferred Stock converted, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the conversion, purchase or acquisition thereof. None of such shares of Series D Preferred Stock shall be reissued by the Corporation.

         5. Liquidation, Dissolution or Winding Up.

                  (a) In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding up of the Corporation (each, a "Liquidation"), the assets of the Corporation available for distribution to the Corporation's stockholders shall be paid or distributed in the following order: (i) first to satisfy all required payments to holders of Senior Stock, (ii) second to pay the holders of the Series D Preferred Stock the Preferred Amount Per Share (as defined in Section
11) and satisfy all required payments to the holders of Pari Passu Stock, and
(iii) third to satisfy any required payments to holders of Junior Stock. If, upon any such Liquidation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series D Preferred Stock and holders of Pari Passu Stock shall be insufficient to permit payment of the full amount required to be paid to the holders of the Series D Preferred Stock and holders of Pari Passu Stock, then the entire assets of the Corporation to be distributed among the holders of the Series D Preferred Stock and the holders of Pari Passu Stock shall be distributed ratably among such holders.

                  (b)  Upon  the  completion  of the  distribution  required  by
Section 5(a), the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Senior Stock, Series D Preferred Stock, Pari Passu Stock and Junior Stock based on the number of shares of Common Stock held by each (assuming conversion of all such Senior Stock, Series D Preferred Stock, Pari Passu Stock and Junior Stock at the then effective conversion price of each such security).

                  (c) After the payment to the holders of shares of the Series D Preferred Stock and Pari Passu Stock of the full amount of any liquidating distribution to which they are entitled under this Section 5, the holders of the Series D Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         6. Conversion.

                  (a) Each holder of Series D Preferred Stock may, at any time and from time to time, convert each of such holder's shares of Series D Preferred Stock into a number of shares of Common Stock equal to the Conversion Ratio (as defined herein). For purposes hereof, the Conversion Ratio shall equal either (i) the quotient of the Preferred Amount Per Share divided by the Conversion Price, or (ii) in the event of a Dilutive Issuance (as defined in Section 6(e)(ii)) the Conversion Ratio shall be that number calculated pursuant to Section 6(e)(ii).

                  (b) In order for a holder of Series D Preferred Stock to effect a conversion of Series D Preferred Stock into shares of Common Stock such holder shall: (i) fax a copy of the fully executed notice of conversion in the form of Exhibit A hereto ("Notice of Conversion") to the Corporation, and (ii) surrender or cause to be surrendered the certificates representing the Series D Preferred Stock being converted accompanied by duly executed stock powers and the original executed version of the Notice of Conversion as soon as practicable thereafter.

                  (c) As soon as reasonably possible, but in no event later than seven days, after the Corporation's receipt of a Notice of Conversion, the Corporation shall require the Corporation's transfer agent to promptly issue and deliver to the holder of Series D Preferred Stock who provided the Notice of Conversion (i) that number of shares of Common Stock issuable upon conversion of such shares of Series D Preferred Stock being converted, and (ii) a certificate representing the number of shares of Series D Preferred Stock not being converted, if any.

                  (d) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series D Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series D Preferred Stock into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series D Preferred Stock.

                  (e) The Conversion Price and Conversion Ratio shall be subject to adjustment from time to time as follows:

                           (i) In case the Corporation shall at any time or from
time to time after the date hereof (A) pay any dividend, or make any distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price in effect on the record date therefor, if applicable, or the effective date thereof, whichever is earlier, shall be adjusted so that the holder of any shares of Series D Preferred Stock thereafter convertible into Common Stock pursuant to this Certificate of Designation shall be entitled to receive the number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series D Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor, as applicable. An adjustment made pursuant to this clause (i) shall become effective either (1) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (2) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                           (ii) Except with respect to Excluded  Securities  (as
defined in Section 11), if the Corporation issues or sells (a "Dilutive Issuance") any shares of Common Stock (or a combination of Common Stock and Common Stock Equivalents (as defined in Section 11)) after the Issue Date where the Dilutive Issue Price (as defined herein) associated with such Dilutive Issuance is less than $4.00 per share then effective immediately as of the date of the Dilutive Issuance the Conversion Ratio shall be adjusted in accordance with the following formula:

        CR' =  PS + ((AF x .1359) x NS)
               ------------------------
                         PS

        where:

        CR'   =    the adjusted Conversion Ratio;
        PS    =    the  number of shares of Series D Preferred Stock outstanding immediately prior to the Dilutive Issuance;
        AF    =    a  fraction  having  a  numerator of PS  and a denominator of
                   2,000,000; and
        NS    =    the  number  of  shares  resulting  from  dividing  (i) Total
                   Receipts  (as  defined  herein), by  (ii) the  Dilutive Issue
                   Price.

For purposes of this Section 6(e)(ii) the following definitions shall apply:

                           "Adjusted  Total  Receipts" shall mean Total Receipts
related to the relevant Dilutive Issuance as reduced by the Black-Scholes Amount (as defined herein);

                           "Total  Receipts"  shall mean the cash  consideration
received by the Corporation in connection with the Dilutive Issuance (before the deduction of commissions or other expenses paid or incurred by the Corporation in connection with the Dilutive Issuance);

                           "Dilutive   Issue   Price"   shall  mean  the  number
resulting from dividing Adjusted Total Receipts by the total number of shares of Common Stock issued in connection with the Dilutive Issuance (treating for purposes of this calculation all Common Stock Equivalents issued in connection with such Dilutive Issuance as having been converted, exchanged or exercised in accordance with the terms thereof utilizing the conversion price in effect as of the date of the Dilutive Issuance), provided that for purposes of computing the Dilutive Issue Price any warrants to purchase shares of Common Stock issued in connection with the Dilutive Issuance shall not be deemed Common Stock Equivalents and shall not be considered when calculating the Dilutive Issue Price.

                           "Black-Scholes  Amount" shall be an amount determined
by calculating the "Black-Scholes" value of all warrants to purchase share of Common Stock issued in connection with the Dilutive Event as calculated by the Corporation, using the following variable values: (i) the current market price of the Common Stock equal to the closing trade price on the last trading day before the date of the Dilutive Issuance; (ii) volatility of the Common Stock equal to the volatility of the Common Stock during the 100 trading day period immediately preceding the date of the Dilutive Issuance; (iii) a risk free rate equal to the interest rate on the United States treasury bill or treasury note with a maturity corresponding to the latest maturity of any of the warrants issued in connection with the Dilutive Issuance; and (iv) an exercise price equal to the exercise price of such warrant on the date of the Dilutive Issuance.

                  Nothing contained in this Section 6(e)(ii) shall require the Corporation to issue Common Stock or Common Stock Equivalents in an amount which would violate Rule 4460(i) of The NASDAQ Stock Market (the "Rule").

                           (iii)  For  purposes  of  paragraph  (e)(i)  of  this
Section 6 of this Certificate of Designation, the number of shares of Common Stock at any time outstanding shall mean the aggregate of all shares of Common Stock then outstanding (other than any shares of Common Stock then owned or held by or for the account of the Corporation) treating for purposes of this calculation all Common Stock Equivalents then outstanding as having been converted, exchanged or exercised.

                           (iv) If the  Corporation  shall  take a record of the
holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

                  (f) The issuance of certificates for shares of Common Stock upon conversion of the Series D Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series D Preferred Stock which is being converted.

                  (g) The Corporation will at no time close its transfer books against the transfer of any Series D Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series D Preferred Stock in any manner which interferes with the timely conversion of such Series D Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  (h) As used in this paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, as constituted on the date of filing of this Certificate of Designation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor be entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares of Common Stock receivable upon conversion of shares of Series D Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets to be issued in exchange for such Common Stock pursuant thereto.

                  (i) In the case of a Sale of the Corporation (as defined in Section 11), proposed reorganization of the Corporation or a proposed reclassification or recapitalization of the capital stock of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Section 6), each share of Series D Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series D Preferred Stock would have been entitled upon such Sale of the Corporation, reorganization, reclassification or recapitalization; and, in any such case, appropriate adjustment (as determined in the reasonable discretion of the Corporation's Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series D Preferred Stock. The Corporation shall not effect any Sale of the Corporation unless prior to or simultaneously with the consummation thereof the successor corporation or purchaser, as the case may be, shall assume by written instrument the obligation to deliver to the holders of the Series D Preferred Stock such shares of stock, securities or assets as, in accordance with the foregoing provisions, each such holder is entitled to receive.

                  (j) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series D Preferred Stock. If more than one share of Series D Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock so surrendered.

                  (k) The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but at all times in good faith carry out the Corporation's obligations under this
Section 6 and in the taking of all required actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series D Preferred Stock.

         7. Reports as to Adjustment. Upon any adjustment of the Conversion Price pursuant to the provisions of Section 6, then, and in each such case, the Corporation shall within 10 days after the occurrence of the event creating such adjustment, deliver to Dawson Samberg Capital Management, Inc. ("DSCM") a certificate signed by an officer of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price in effect following such adjustment.

         8. Certain Covenants.

                  (a) The Corporation covenants that without the approval of a majority of the holders of the then outstanding Series D Preferred Stock the Corporation will not perform a Dilutive Issuance which would have the effect of requiring the Corporation to adjust, pursuant to Section 6(e)(ii), the Conversion Ratio to a level which could then result in the issuance of a number of shares of Common Stock which would violate the Rule.

                  (b) If the  Corporation  breaches  the  covenant  contained in
Section 8(a) then prior to consummating such Dilutive Issuance the Corporation shall be obligated to repurchase (and such holders will be obligated to sell), on a pro rata basis, from the holders of the Series D Preferred Stock that number of shares of Series D Preferred Stock which would reduce the number of shares of Series D Preferred Stock outstanding immediately prior to such Dilutive Issuance to a level that would result, after considering the adjustment to the Conversion Ratio pursuant to Section 6(e)(ii) resulting from such Dilutive Issuance, in a potential issuance of a number of shares of Common Stock which would be in compliance with the Rule. The purchase price for each share of Series D Preferred Stock to be purchased pursuant to this Section 8(b) shall be the greater of (i) $4.00 as increased by an annualized repurchase premium of 10% calculated from the Issue Date through the date of repurchase pursuant to this
Section 8(b), or (ii) the current market price of the Common Stock equal to the closing trade price on the trading day immediately preceding the repurchase pursuant to this Section 8(b).

                  (c) Within 60 days after the Issue Date, the Corporation shall prepare a written request to be sent to The NASDAQ Stock Market asking for a written ruling as to whether the number of shares of Common Stock which could be issuable pursuant to Section 6(e)(ii) is subject to the limitations contained in the Rule. On or before the end of such 60 day period, the Corporation shall supply DSCM with a draft of such written request. DSCM shall provide the Corporation with comments on such draft, if any, within 15 days after receipt thereof; within 10 days after the Corporation's receipt of such comments the Corporation will submit such written request to The NASDAQ Stock Market. If the NASDAQ Stock Market rules that the number of shares of Common Stock which may be issuable pursuant to Section 6(e)(ii) is not limited by the Rule then (i) the last sentence of Section 6(e)(ii) shall be of no further force or effect, and
(ii) the covenants, agreements, rights and obligations contained in Sections 8(a) and 8(b) shall thereafter be of no further force or effect.

                  (d) Any registered holder of Series D Preferred Stock may proceed to protect and enforce its rights and the rights of any other holders of Series D Preferred Stock with any and all remedies available at law or in equity.

         9. Protective Provisions. So long as shares of Series D Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock:

                  (a) alter or change the rights, preference or privileges of the shares of Series D Preferred Stock or otherwise amend this Certificate of Designation or the Amended and Restated Certificate of Incorporation of the Corporation so as to affect adversely the shares of Series D Preferred Stock;

                  (b) increase the authorized number of shares of Series D Preferred Stock or issue additional shares of Series D Preferred Stock (except pursuant to Section 6 hereof); or

                  (c) create or issue Senior Stock.

         10. Conversion at Maturity. Each share of Series D Preferred Stock outstanding on the third anniversary of the Issue Date shall automatically be converted into shares of Common Stock in accordance with the terms of Section 6 utilizing the Conversion Ratio then in effect.

         11. Definitions. In addition to any other terms defined herein, for purposes of this Certificate of Designation, the following terms shall have the meanings indicated:

                  "Conversion Price," determined as of any date, shall initially equal $4.00 and shall be subject to adjustment as provided in paragraph (e) of
Section 6.

                  "Common Stock Equivalent" shall mean securities convertible into, or exchangeable or exercisable for, shares of Common Stock.

                  "Excluded   Securities"   shall   mean  (i)   shares   of  the
Corporation's equity securities issued in connection with a public offering thereof, (ii) the grant of options or warrants, or the issuance of securities, under any employee or director stock option, stock purchase or restricted stock plan of the Corporation, (iii) the issuance of Common Stock pursuant to any contingent obligation described on Schedule 3.3 to the Securities Purchase Agreement dated June 12, 1998, among the Corporation and the initial holders of the Series D Preferred Stock, (iv) securities issued upon the exercise or conversion of the Corporation's options, warrants or other Convertible Securities outstanding as of the Issue Date, (v) declaration of a rights dividend to holders of Common Stock in connection with the adoption of a stockholder rights plan by the Corporation, and (vi) securities issued in connection with a merger, acquisition, joint venture or similar arrangement which is approved by a majority of the Corporation's Board of Directors that are not then employees of the Corporation (the "Outside Directors"), and (vii) securities issued in connection with the establishment of a strategic relationship which is approved by a majority of the Outside Directors.

                  The term "distribution" shall include the transfer of cash or property to the holders of a class of capital stock of the Corporation, without consideration, whether by way of dividend or otherwise (except a dividend in shares of such class of stock). The time of any distribution by way of dividends shall be the date of declaration thereof.

                  "Issue Date" shall mean the date the Corporation first issues a share of Series D Preferred Stock.

                  "Person"  shall  mean  any  individual,   firm,   corporation,
partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

                  "Preferred Amount Per Share" shall mean, with respect to each share of Series D Preferred Stock, $4.00 (as adjusted to reflect stock dividends, stock splits, subdivisions, reclassifications or combinations occurring after the Issue Date).

                  "Sale of the Corporation" shall mean consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation.

         IN WITNESS WHEREOF, we have executed and subscribed this Certificate this 12th day of June, 1998.

                                       LASERSIGHT INCORPORATED



                                       By:  /s/ Michael R. Farris
                                          ------------------------------
                                           Michael R. Farris
                                           President and Chief Executive Officer

ATTEST:


 /s/ Gregory L. Wilson
--------------------------
Gregory L. Wilson
Secretary


















                  SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION

                                    EXHIBIT A


                              NOTICE OF CONVERSION


As of the date written below, the undersigned hereby irrevocably elects to convert (the "Conversion")______ shares of the Series D Convertible Preferred Stock (the "Series D Preferred Stock") into shares of common stock, $.001 par value ("Common Stock") of Lasersight Incorporated (the "Corporation") according to the conditions of the Certificate of Designation, Preferences and Rights of Series D Convertible Preferred Stock of the Corporation.

The undersigned covenants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Series D Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Series D Preferred Stock certificate(s) for the shares of Series D Preferred Stock which shall not have been converted.

                                    Date of Conversion:_________________________

                                    Applicable Conversion Price:________________

                                    Number of Shares of
                                    Common Stock to be Issued:__________________

                                    Signature:__________________________________

                                    Name:_______________________________________

                                    Address:____________________________________

                                            ____________________________________

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             LASERSIGHT INCORPORATED

         LaserSight Incorporated (the "Company"), a corporation organized and existing under the laws of the State of Delaware, in order to amend its Certificate of Incorporation (the "Certificate") pursuant to the provisions of the General Corporation Law of the State of Delaware (the "Act"), does hereby certify as follows:

         1. At a meeting duly called and held, the Board of Directors of the Company unanimously adopted a resolution to submit to the stockholders of the Company a proposal to amend Section 1(a) of Article IV of the Certificate to increase the number of shares of common stock which the Company is authorized to issue from 40,000,000 to 100,000,000.

         2. The full text of Section 1(a) of Article IV of the Certificate shall be amended hereby to read as follows:

            (a) Common Stock.  The aggregate number of shares of Common Stock
                ------------
which the corporation shall have authority to issue is 100,000,000, each with a par value of $.001 per share.

         3. At the annual meeting of the Company's stockholders duly called and held upon notice in accordance with Section 222 of the Act, the foregoing amendment to the Certificate was duly adopted by the holders of at least a majority of the outstanding common stock and preferred stock of the Company entitled to vote thereon in accordance with the provisions of Section 242 of the Act.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 9th day of June, 2000.

                                      LASERSIGHT INCORPORATED


                                      By: /s/ Michael R. Farris
                                          -------------------------
                                          Michael R. Farris
                                          President and Chief Executive Officer


Attest:  /s/ Gregory L. Wilson
         ------------------------------
         Gregory L. Wilson
         Secretary

                            LASERSIGHT INCORPORATED

                     CERTIFICATE OF DESIGNATION, PREFERENCES

                AND RIGHTS OF SERIES F CONVERTIBLE PARTICIPATING

                                 PREFERRED STOCK



         LaserSight Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to the authority confirmed upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended and restated, the Board of Directors on June 29, 2001, adopted the following resolution creating a series of 1,276,596 shares of Preferred Stock designated as Series F Convertible Participating Preferred Stock with a face amount of $2.35 per share:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation, as amended and restated, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1.  Designation and Number.
             ----------------------

             (a) There is hereby designated a series of Preferred Stock to be known as "Series F Convertible Participating Preferred Stock." The number of shares constituting the Series F Convertible Participating Preferred Stock (the "Series F Preferred Stock") shall be 1,276,596, which number may not be increased without the approval of the holders of a majority of the then outstanding shares of the Series F Preferred Stock.

             (b) The Series F Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, (i) rank senior to the Common Stock, par value $.001 per share, of the Corporation (the "Common Stock"), (ii) senior to any capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series F Preferred Stock (the "Junior Stock"), (iii) pari passu with any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series F Preferred Stock (the "Pari Passu Stock"), and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of a majority of all shares of Series F Preferred Stock outstanding on the date of such creation) specifically ranking, by its terms, senior to the Preferred Stock (the "Senior Stock").

         2.  Dividends. The holders of the Series F Preferred Stock shall be
             ---------
entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if the holders of the Series F Preferred

Stock had converted their shares of Series F Preferred Stock pursuant to the provisions of Section 6 and had been issued such Common Stock on the day before the record date for said dividend or distribution, provided that the holders of the Series F Preferred Stock will not receive dividends or distributions which are payable in Common Stock. Payments under the preceding sentence shall be made concurrently with dividends and distributions to the holders of Common Stock.

         3.  Voting Rights. The holders of the Series F Preferred Stock, by
             -------------
virtue of their ownership thereof, will not have any voting rights, except as otherwise provided in Section 9 or as required by the Delaware General Corporation Law (the "General Corporation Law").

         To the extent that under the General Corporation Law the vote of the holders of the Series F Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series F Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the holders of at least a majority of the shares of the Series F Preferred Stock (except as otherwise may be required under the General Corporation Law) shall constitute the approval of such action by the class.

         4.  No Reissuance of Shares. Shares of Series F Preferred Stock
             -----------------------
converted, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the conversion, purchase or acquisition thereof. None of such shares of Series F Preferred Stock shall be reissued by the Corporation.

         5.  Liquidation, Dissolution or Winding Up.
             --------------------------------------

             (a) In the event of any voluntary or involuntary liquidation, distribution of assets (other than the payment of dividends), dissolution or winding up of the Corporation (each, a "Liquidation"), the assets of the Corporation available for distribution to the Corporation's stockholders shall be paid or distributed in the following order: (i) first to satisfy all required payments to holders of Senior Stock, (ii) second to pay the holders of the Series F Preferred Stock the Preferred Amount Per Share (as defined in Section
11) and satisfy all required payments to the holders of Pari Passu Stock, and
(iii) third to satisfy any required payments to holders of Junior Stock. If, upon any such Liquidation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series F Preferred Stock and holders of Pari Passu Stock shall be insufficient to permit payment of the full amount required to be paid to the holders of the Series F Preferred Stock and holders of Pari Passu Stock, then the entire assets of the Corporation to be distributed among the holders of the Series F Preferred Stock and the holders of Pari Passu Stock shall be distributed ratably among such holders.

             (b) Upon the completion of the distribution required by Section 5(a), the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of the Senior Stock, Series F Preferred Stock, Pari Passu Stock and Junior Stock based on the number of shares of Common Stock held by each (assuming conversion of all such Senior Stock, Series F Preferred Stock, Pari Passu Stock and Junior Stock at the then effective conversion price of each such security).

             (c) After the payment to the holders of shares of the Series F Preferred Stock and Pari Passu Stock of the full amount of any liquidating distribution to which they are entitled under this Section 5, the holders of the Series F Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation.

         6.  Conversion.
             ----------

             (a) Each holder of Series F Preferred Stock may, at any time and from time to time, convert each of such holder's shares of Series F Preferred Stock into a number of shares of Common Stock, equal to the quotient of the Preferred Amount Per Share divided by the Conversion Price (such quotient being referred to herein as the "Conversion Ratio"), provided, however, in no event shall the Corporation honor any request by such holder, nor shall such holder be entitled, to convert shares of Series F Preferred Stock in excess of that number of shares Series F Preferred Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the holder and its affiliates to exceed 4.99% of the outstanding shares of the Common Stock following such conversion, provided, further, that a holder may elect to waive this restriction upon not less than sixty-one (61) days prior written notice to the Corporation; provided further that this restriction shall not preclude the Corporation from issuing, or a holder from being entitled to, shares in connection with the conversion of shares of Series F Preferred Stock in accordance with Section 10. For purposes of this paragraph "beneficial ownership" shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of determining whether the limitations set forth in this paragraph will be triggered by a holder's request to convert shares of Series F Preferred Stock, the Corporation shall be permitted to rely exclusively on such holder's most recent filings with the Securities and Exchange Commission or such written representations as may be given by such holder at the time such holder requests conversion.

             (b) In order for a holder of Series F Preferred Stock to effect a conversion of Series F Preferred Stock into shares of Common Stock such holder shall: (i) fax a copy of the fully executed notice of conversion in the form of Exhibit A hereto ("Notice of Conversion") to the Corporation, and (ii) surrender or cause to be surrendered the certificates representing the Series F Preferred Stock being converted accompanied by duly executed stock powers and the original executed version of the Notice of Conversion as soon as practicable thereafter.

             (c) Within five business days after the Corporation's receipt of a Notice of Conversion, the Corporation shall require the Corporation's transfer agent to promptly issue and deliver to the holder of Series F Preferred Stock who provided the Notice of Conversion (i) that number of shares of Common Stock issuable upon conversion of such shares of Series F Preferred Stock being converted, and (ii) a certificate representing the number of shares of Series F Preferred Stock not being converted, if any. If within seven days after the Corporation's receipt of a Notice of Conversion (the "Delivery Period") the Corporation fails to issue to a holder of Series F Preferred Stock a certificate for the number of shares of Common Stock to which such holder is entitled in accordance with paragraph 3(a) above upon such holder's conversion of shares of Series F Preferred Stock, and after the applicable Delivery Period with respect to such conversion, such holder purchases shares of Common Stock to make delivery in satisfaction of a sale by such holder of the shares of Common Stock (the "Sold Shares") which such holder was entitled to upon such conversion (a

"Buy-In"), the Corporation shall pay such holder the amount by which (x) such holder's total purchase price for the shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares; provided, that such purchase and sale must be effected in a commercially reasonable manner under the circumstances then facing holder. For example, if a holder of Series F Preferred Stock purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay such holder $1,000. A holder of Series F Preferred Stock shall provide the Corporation written notification indicating any amounts payable to such holder pursuant to this paragraph.

             (d) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series F Preferred Stock, free from any preemptive rights, such number of its authorized but unissued shares of Common Stock as will from time to time be necessary to permit the conversion of all outstanding shares of Series F Preferred Stock into shares of Common Stock, and shall take all action required to increase the authorized number of shares of Common Stock if necessary to permit the conversion of all outstanding shares of Series F Preferred Stock.

             (e) The Conversion Price shall be subject to adjustment from time to time as follows:

                   (i) In case the Corporation shall at any time or from time to time after the date hereof (A) pay any dividend, or make any distribution, on the outstanding shares of Common Stock in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock into a smaller number of shares or (D) issue by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and in each such case, the Conversion Price in effect on the record date therefor, if applicable, or the effective date thereof, whichever is earlier, shall be adjusted so that the holder of any shares of Series F Preferred Stock thereafter convertible into Common Stock pursuant to this Certificate of Designation shall be entitled to receive the number and type of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series F Preferred Stock been converted into Common Stock immediately prior to the happening of such event or the record date therefor, as applicable. An adjustment made pursuant to this clause (i) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

                  (ii) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution and shall thereafter, and before such dividend or distribution is paid or delivered to stockholders entitled thereto, legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Conversion Price then in effect shall be made by reason of the taking of such record, and any such adjustment previously made as a result of the taking of such record shall be reversed.

             (f) The issuance of certificates for shares of Common Stock upon conversion of the Series F Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series F Preferred Stock which is being converted.

             (g) The Corporation will at no time close its transfer books against the transfer of any Series F Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series F Preferred Stock in any manner which interferes with the timely conversion of such Series F Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

             (h) As used in this paragraph 6, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, as constituted on the date of filing of this Certificate of Designation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall neither be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends nor be entitled to a preference in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, provided that the shares of Common Stock receivable upon conversion of shares of Series F Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets to be issued in exchange for such Common Stock pursuant thereto.

             (i) In the case of a proposed reorganization of the Corporation or a proposed reclassification or recapitalization of the capital stock of the Corporation (except a transaction for which provision for adjustment is otherwise made in this Section 6), each share of Series F Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series F Preferred Stock would have been entitled upon such reorganization, reclassification or recapitalization; and, in any such case, appropriate adjustment (as determined in the reasonable discretion of the Corporation's Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series F Preferred Stock.

             (j) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series F Preferred Stock. If more than one share of Series F Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series F Preferred Stock so surrendered.

         7.  Reports as to Adjustment. Upon any adjustment of the Conversion
             ------------------------
Price pursuant to the provisions of Section 6, then, and in each such case, the Corporation shall within 30 days after the occurrence of the event creating such adjustment, deliver to each of the holders of the Series F Preferred Stock and the Common Stock, a certificate signed by an officer of the Corporation setting forth in reasonable detail the event requiring the adjustment, the method by which such adjustment was calculated and the Conversion Price in effect following such adjustment.

         8.  Certain  Covenants.  Any registered  holder of Series F Preferred
             ------------------
Stock may proceed to protect and enforce its rights and the rights of any other holders of Series F Preferred Stock with any and all remedies available at law or in equity.

         9.  Protective Provisions. So long as shares of Series F Preferred
             ---------------------
Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock:

             (a) alter or change the rights, preference or privileges of the shares of Series F Preferred Stock or otherwise amend this Certificate of Designation or the Amended and Restated Certificate of Incorporation of the Corporation so as to affect adversely the shares of Series F Preferred Stock; or

             (b) increase the authorized number of shares of Series F Preferred Stock or issue additional shares of Series F Preferred Stock.

        10.  Conversion at Maturity. Each share of Series F Preferred Stock
             ----------------------
outstanding on the third anniversary of the Issue Date shall automatically be converted into shares of Common Stock in accordance with the terms of Section 6 utilizing the Conversion Ratio then in effect.

        11.  Definitions.  In addition to any other terms defined  herein,  for
             -----------
purposes of this Certificate of Designation, the following terms shall have the meanings indicated:

             "Conversion Price," determined as of any date, shall initially equal $2.35 and shall be subject to adjustment as provided in paragraph (e) of
Section 6.

             The term "distribution" shall include the transfer of cash or property to the holders of a class of capital stock of the Corporation, without consideration, whether by way of dividend or otherwise (except a dividend in shares of such class of stock). The time of any distribution by way of dividends shall be the date of declaration thereof.

             "Issue Date" shall mean the date the Corporation first issues a share of Series F Preferred Stock.

             "Person" shall mean any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity.

             "Preferred Amount Per Share" shall mean, with respect to each share of Series F Preferred Stock, $2.35 (as adjusted to reflect stock dividends, stock splits, subdivisions, reclassifications or combinations occurring after the Issue Date).

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed this 6th day of July, 2001.

                                     LASERSIGHT INCORPORATED



                                     By: /s/Michael R. Farris
                                         ---------------------------------------
                                         Michael R. Farris
                                         President and Chief Executive Officer

ATTEST:


/s/Billie R. Barnes
------------------------------
Billie R. Barnes
Assistant Secretary














              SIGNATURE PAGE TO SERIES F CERTIFICATE OF DESIGNATION

                                    EXHIBIT A


                              NOTICE OF CONVERSION


As of the date written below, the undersigned hereby irrevocably elects to convert _________(the "Conversion") shares of the Series F Convertible Preferred Stock (the "Series F Preferred Stock") into shares of common stock, $.001 par value ("Common Stock") of LaserSight Incorporated (the "Corporation") according to the conditions of the Certificate of Designation, Preferences and Rights of Series F Convertible Preferred Stock of the Corporation.

The undersigned covenants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of this Series F Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the "Act"), or pursuant to an exemption from registration under the Act.

In the event of partial exercise, please reissue an appropriate Series F Preferred Stock certificate(s) for the shares of Series F Preferred Stock which shall not have been converted.


                      Date of Conversion:
                                         ---------------------------------------

                      Applicable Conversion Price:
                                                  ------------------------------

                      Number of Shares of
                      Common Stock to be Issued:
                                                  ------------------------------

                      Signature:
                                 -----------------------------------------------

                      Name:
                           -----------------------------------------------------

                      Address:
                           -----------------------------------------------------

                           -----------------------------------------------------